UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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ALLEGHANY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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ALLEGHANY CORPORATION

7 Times Square Tower

New York, New York 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 26, 2013 at 10:00 a.m., Local Time

The Penn Club

30 West 44th Street

New York, New York

Alleghany Corporation (“Alleghany”) hereby gives notice that its 2013 Annual Meeting of Stockholders will be held at The Penn Club, 30 West 44th Street, New York, New York, on Friday, April 26, 2013 at 10:00 a.m., local time, for the following purposes:

1.	To elect four directors for terms expiring in 2016.

2.	To ratify the selection of Ernst & Young LLP as Alleghany’s independent registered public accounting firm for fiscal 2013.

3.	To hold an advisory, non-binding vote on executive compensation.

4.	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Holders of Alleghany common stock at the close of business on March 1, 2013 are entitled to receive this Notice and vote for the election of directors and on each of the other matters set forth above at the 2013 Annual Meeting and any adjournments of this meeting.

You are cordially invited to attend the 2013 Annual Meeting. Representation of your shares at the meeting is very important. Whether or not you plan to attend in person, we encourage you to vote your shares promptly by telephone, by the Internet, or by signing and returning the enclosed proxy card in the envelope provided. You may revoke your proxy at any time before it is voted at the 2013 Annual Meeting by written notice to the Secretary of Alleghany, by submitting a new proxy with a later date, or by voting in person at the 2013 Annual Meeting.

By order of the Board of Directors,

CHRISTOPHER K. DALRYMPLE
Senior Vice President, General Counsel and Secretary

March 15, 2013

Important Notice Regarding Internet Availability of Proxy Materials for the Alleghany Corporation 2013 Annual Meeting of Stockholders to be Held on April 26, 2013: Proxy materials relating to our 2013 Annual Meeting (notice of meeting, proxy statement, proxy and 2012 Annual Report to Stockholders on Form 10-K) are also available on the Internet. Please go to www.edocumentview.com/YAL to view and obtain the proxy materials online.

ALLEGHANY CORPORATION

7 Times Square Tower

New York, New York 10036

PROXY STATEMENT

2013 Annual Meeting of Stockholders to be held April 26, 2013

Alleghany Corporation, referred to in this proxy statement as “Alleghany,” “we,” “our,” or “us,” is providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Alleghany, or the “Board,” from holders of Alleghany’s outstanding shares of common stock entitled to vote at our 2013 Annual Meeting of Stockholders, or the “2013 Annual Meeting,” and at any and all adjournments or postponements, for the purposes referred to herein and in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are being mailed to stockholders on or about March 15, 2013.

References to “common stock” in this proxy statement refer to the common stock, par value $1.00 per share, of Alleghany unless the context otherwise requires.

Information About Voting

The Board has fixed the close of business on March 1, 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2013 Annual Meeting. Stockholders are entitled to one vote for each share of common stock held of record on the record date with respect to each matter to be acted on at the 2013 Annual Meeting. As of the close of business on March 1, 2013, there were 16,803,490 shares of common stock outstanding and entitled to vote.

The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock is required to constitute a quorum for the transaction of business at the 2013 Annual Meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the 2013 Annual Meeting. Under applicable rules of the New York Stock Exchange, brokers may not use discretionary authority to vote shares of common stock held for clients on any of the matters to be considered at the 2013 Annual Meeting other than the ratification of our selection of Ernst & Young LLP as Alleghany’s independent registered public accounting firm. Accordingly, it is important that, if your shares are held by a broker, you provide instructions to your broker so that your votes with respect to the election of directors and the advisory vote on executive compensation are counted.

There are three ways to vote by proxy: by calling the toll free telephone number on the enclosed proxy card; by using the Internet as described on the enclosed proxy card; or by returning the enclosed proxy card in the envelope provided. If your shares are held by a broker you may vote by telephone or the Internet if those options are offered by your broker.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of each person who, based upon filings made by such person with the U.S. Securities and Exchange Commission, or the “SEC,” was the beneficial owner of more than five percent our outstanding common stock.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name and Address of Beneficial Owner	Sole Voting Power and/or Sole Investment Power	Shared Voting Power and/or Shared Investment Power	Total	Percent of Class
Davis Selected Advisers, L.P.	2,054,010	—	2,054,010(2)	12.2
2949 East Elvira Road, Suite 101, Tucson, AZ 85756
BlackRock, Inc	1,064,194	—	1,064,194(3)	6.3
40 East 52nd Street, New York, NY 10022
Artisan Partners Holdings LP	—	982,223	982,223(4)	5.8
875 E. Wisconsin Avenue, Suite 800, Milwaukee, WI 53202

(1)	The stock ownership information in the table is as of March 1, 2013. As of such date, there were 16,803,490 shares of common stock outstanding.

(2)	According to an amendment dated February 14, 2013 to a Schedule 13G statement filed jointly by Davis Selected Advisers, L.P., an investment adviser (“Davis Advisers”), and Davis New York Venture Fund, a registered investment company, Davis Advisers have sole voting power over 1,884,618 shares of common stock, no voting power over 169,392 shares of common stock and sole dispositive power over 2,054,010 shares of common stock. The statement indicated that the shares have been purchased and held for investment purposes on behalf of client accounts over which Davis Advisers has either sole or shared discretionary dispositive or voting power, that beneficial ownership on the part of Davis Advisers is expressly disclaimed, as permitted by Rule 13d-4 of the Securities Exchange Act of 1934, as amended, and that all purchases of shares were made for investment purposes only and in the ordinary course of business of Davis Advisers as a registered investment advisor.

(3)	According to a Schedule 13G statement dated February 4, 2013.

(4)	According to an amendment dated February 7, 2013 to a Schedule 13G statement filed jointly by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Partners Limited Partnership, an investment adviser (“Artisan Partners”), Artisan Investment Corporation, the general partner of Artisan Holdings (“Artisan Corp.”), Artisan Investments GP LLC, the general partner of Artisan Partners, ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”), Artisan Partners Funds, Inc. (“Artisan Funds”) and Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC (who, together with Artisan Holdings, Artisan Partners, Artisan Corp., ZFIC and Artisan Funds, are referred to herein as the “Artisan Parties”), the Artisan Parties share voting and dispositive power over 948,123 shares of common stock, and share dispositive power over an additional 34,100 shares of common stock. The statement indicated that such shares had been acquired on behalf of discretionary clients of Artisan Partners, persons other than Artisan Partners are entitled to receive all dividends from and proceeds from the sale of such shares, and to the knowledge of the Artisan Parties none of such persons has an economic interest in more than 5% of the class.

ALLEGHANY CORPORATE GOVERNANCE

Board of Directors

Pursuant to Alleghany’s Restated Certificate of Incorporation and By-Laws, the Board is divided into three separate classes of directors which are required to be as nearly equal in number as practicable. At each Annual Meeting of Stockholders, one class of directors is elected to a term of three years. Currently, there are three standing committees of the Board, consisting of an Audit Committee, Compensation Committee, and Nominating and Governance Committee. Additional information regarding these committees is set out below.

Alleghany’s Board currently consists of twelve directors. Upon the closing of Alleghany’s acquisition of Transatlantic Holdings, Inc., or “Transatlantic,” on March 6, 2012, in accordance with the terms of the merger agreement, three former members of the board of directors of Transatlantic, Stephen P. Bradley, Ian H. Chippendale and John G. Foos, were appointed as directors of Alleghany, with one of such new directors being appointed to each of the Board’s three classes.

The Board held eight meetings in 2012. Each director who served as a director of Alleghany any time during 2012 attended more than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he or she served that were held in 2012. There are three regularly scheduled executive sessions for independent directors of Alleghany each year. The Chairman, who is currently an independent director, presides at these executive sessions. Alleghany does not have a policy with regard to attendance by directors at Annual Meetings of Stockholders. Two directors attended the 2012 Annual Meeting of Stockholders.

Director Independence

Pursuant to the New York Stock Exchange’s listing standards, Alleghany is required to have a majority of independent directors, and no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Alleghany. The Board has determined that Rex D. Adams, Stephen P. Bradley, Karen Brenner, Ian H. Chippendale, John G. Foos, Jefferson W. Kirby, William K. Lavin, Thomas S. Johnson, Phillip M. Martineau, James F. Will and Raymond L.M. Wong have no material relationship with Alleghany (either directly or as a partner, shareholder or officer of an organization that has a relationship with Alleghany) other than in their capacities as members of the Board and committees thereof, and thus are independent directors of Alleghany. As a result, eleven of Alleghany’s current twelve directors are independent directors. All of the director nominees, Ms. Brenner and Messrs. Bradley, Johnson and Will, are independent. In addition, Dan R. Carmichael, who retired as a director of Alleghany effective as of the 2012 Annual Meeting of Stockholders, qualified as an independent director during his service on the Board in 2012.

Board Leadership

Currently, the position of Chairman and the position of President and chief executive officer, are separate. It is the policy of the Board that the Chairman should not be an Alleghany officer. The current Chairman is an independent director. Pursuant to the Corporate Governance Guidelines of Alleghany, or the “Corporate Governance Guidelines,” the duties of the Chairman include providing leadership to the Board in managing the business of the Board and ensuring that there is an effective structure for the operation of the Board and its committees. The Board believes that its leadership structure is appropriate given the historical development of the composition of the Board and management, the Corporate Governance Guidelines, and the significant tenure of a majority of the Board members.

Board Role in Risk Oversight

The Board oversees risk management directly and through its Audit Committee, Compensation Committee, and Nominating and Governance Committee. In addition, Alleghany management has several committees that it uses to monitor and manage risk at Alleghany and its subsidiaries, including a Risk Management Committee, Reinsurance Security Committee and Ethics and Legal Compliance Committee. Alleghany management regularly reports to the Board and, as appropriate, to the committees of the Board on management’s activities and risk tolerances. Each year at the Board’s December or January meeting, the Board receives a formal report on enterprise risk management and, at the same meeting, considers Alleghany’s five-year financial estimates and the evaluation of the chief executive officer, allowing the Board to consider risk and risk management in the context of Alleghany’s strategic plan and management’s performance. At the Audit Committee’s June meeting, it receives a formal report on enterprise risk management and legal compliance, which is also copied to the Board, and the Audit Committee subsequently reports thereon to the Board. The Board believes that risk oversight is a responsibility of the entire Board, and it does not look to any individual director or committee to lead it in discharging this responsibility.

Committees of the Board of Directors

Audit Committee

The current members of the Audit Committee are Messrs. Lavin (Chairman), Adams, Foos and Wong and Ms. Brenner. The Board has determined that each of these members has the qualifications set forth in the New York Stock Exchange’s listing standards regarding financial literacy and accounting or related financial management expertise, and is an audit committee financial expert as defined by the SEC. The Board has also determined that each of the members of the Audit Committee is independent as defined in the New York Stock Exchange’s listing standards. The Audit Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Pursuant to its Charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm, including approving in advance all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee is also directly responsible for the evaluation of such firm’s qualifications, performance and independence. The Audit Committee also reviews and makes reports and recommendations to the Board with respect to the following matters:

•

the audited consolidated annual financial statements of Alleghany and its subsidiaries, including Alleghany’s specific disclosures under management’s discussion and analysis of financial condition and results of operation and critical accounting estimates, to be included in Alleghany’s Annual Report on Form 10-K filed with the SEC and whether to recommend this inclusion;

•

the unaudited consolidated quarterly financial statements of Alleghany and its subsidiaries, including management’s discussion and analysis thereof, to be included in Alleghany’s Quarterly Reports on Form 10-Q filed with the SEC;

•	Alleghany’s policies with respect to risk assessment and risk management;

•	the adequacy and effectiveness of Alleghany’s internal controls and disclosure controls and procedures;

•	the compensation, activities and performance of Alleghany’s internal auditor; and

•

the quality and acceptability of Alleghany’s accounting policies, including critical accounting estimates and practices and the estimates and assumptions used by management in the preparation of Alleghany’s financial statements.

The Audit Committee held nine meetings in 2012.

Compensation Committee

The current members of the Compensation Committee are Messrs. Will (Chairman), Chippendale, Johnson, Lavin, Martineau and Wong, each of whom the Board has determined is independent as defined in the New York Stock Exchange’s listing standards. The Compensation Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Alleghany’s executive compensation program is administered by the Compensation Committee. Pursuant to its Charter, the Compensation Committee is, among other things, charged with:

•	reviewing and approving the financial goals and objectives relevant to the compensation of the chief executive officer;

•	evaluating the chief executive officer’s performance in light of such goals and objectives; and

•	determining the chief executive officer’s compensation based on such evaluation.

In addition, the Compensation Committee also is responsible for reviewing the annual recommendations of the chief executive officer concerning:

•	the compensation of the other Alleghany officers and proposed adjustments to such officers’ compensation; and

•

the adjustments proposed to be made to the compensation of the three most highly paid officers of each Alleghany operating subsidiary as recommended by the compensation committee for each such operating subsidiary.

The Compensation Committee provides a report on the actions described above to the Board and makes recommendations with respect to such actions to the Board as the

Compensation Committee may deem appropriate. Compensation adjustments and awards are generally made annually by the Compensation Committee at a meeting in January.

In addition, the Compensation Committee is responsible for reviewing the compensation of the directors on an annual basis, including compensation for service on committees of the Board, and proposing changes, as appropriate, to the Board. The Compensation Committee also administers Alleghany’s 2002 Long-Term Incentive Plan, or the “2002 LTIP,” the 2007 Long-Term Incentive Plan, or the “2007 LTIP,” the 2012 Long-Term Incentive Plan, or the “2012 LTIP,” and the 2010 Management Incentive Plan, or the “2010 MIP.”

Alleghany’s Senior Vice President, General Counsel and Secretary, Christopher K. Dalrymple, supports the Compensation Committee in its work. In addition, from January through September 2012, the Compensation Committee engaged Grahall Partners as independent outside compensation consultant. In September 2012, following a competitive process, the Compensation Committee engaged Frederic W. Cook & Co., Inc., or the “Compensation Consultant,” as independent outside compensation consultant to advise it on executive compensation matters. The Compensation Consultant also advised the Compensation Committee and management on various executive compensation matters involving Alleghany’s operating subsidiaries. The Chairman of the Compensation Committee reviews and approves all fees Alleghany pays to the Compensation Consultant.

The Compensation Committee held seven meetings in 2012.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Messrs. Adams (Chairman), Bradley, Johnson, Martineau and Will and Ms. Brenner, each of whom the Board has determined is independent as defined in the New York Stock Exchange’s listing standards. The Nominating and Governance Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Pursuant to its Charter, the Nominating and Governance Committee is charged with:

•	identifying and screening director candidates, consistent with criteria approved by the Board;

•

making recommendations to the Board as to persons to be (i) nominated by the Board for election to the Board by stockholders or (ii) chosen by the Board to fill newly created directorships or vacancies on the Board;

•	developing and recommending to the Board a set of corporate governance principles applicable to Alleghany; and

•	overseeing the evaluation of the Board, individual directors and Alleghany’s management.

The Nominating and Governance Committee will receive at any time and will consider from time to time suggestions from stockholders as to proposed director candidates. In this regard, a stockholder may submit a recommendation regarding a proposed director nominee in writing to the Nominating and Governance Committee in care of the Secretary of Alleghany at Alleghany’s principal executive offices. Any such persons recommended by a stockholder will be evaluated in the same manner as persons identified by the Nominating and Governance Committee.

The Board generally seeks members with diverse business and professional backgrounds and outstanding integrity and judgment, and such other skills and experience as will enhance the Board’s ability to best serve Alleghany’s interests. The Board has not approved any specific criteria for nominees for director nor established a procedure for identifying and evaluating nominees for director. The Board believes that establishing such criteria is best left to an evaluation of Alleghany’s needs at the time that a nomination is to be considered. However, as a general matter, the Nominating and Governance Committee does consider diversity in identifying and evaluating possible nominees for director.

The Nominating and Governance Committee held eight meetings in 2012.

Communications with Directors

Interested parties may communicate directly with any individual director, the independent directors as a group or the Board as a whole by mailing such communication to the Secretary of Alleghany at Alleghany’s principal executive offices. Any such communications will be delivered unopened:

•	if addressed to a specific director, to such director;

•	if addressed to the independent directors, to the Chairman of the Nominating and Governance Committee who will report thereon to the independent directors; or

•	if addressed to the Board, to the Chairman of the Board who will report thereon to the Board.

Director Retirement Policy

Alleghany’s retirement policy for directors provides that a director must retire from the Board at the next Annual Meeting of Stockholders following his or her 75th birthday.

Related Party Transactions

The Board has adopted a written Related Party Transaction Policy, or “the Policy.” Pursuant to the Policy, all related party transactions must be approved in advance by the Board. Under the Policy, a related party transaction means any transaction, other than compensation for services as an officer or director authorized and approved by the Compensation Committee or the Board, in which Alleghany or any of its subsidiaries is a participant and in which any:

•	director or officer of Alleghany or

•

immediate family member of such director or officer, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of such director or officer, has or will have a direct or indirect material interest. A person who has a position or relationship with a firm, corporation or other entity may be deemed to have an indirect interest in any transaction in which that entity engages. However, a person is not deemed to have an interest if such interest arises only from such person’s position as a director of another corporation and/or such person’s direct and indirect ownership of less than 10% of the equity of such firm, corporation, or other entity.

Under the Policy, all newly proposed related party transactions are referred to the Nominating and Governance Committee for review and consideration of its recommendation to the Board. Following this review, the related party transaction and the Nominating and Governance Committee’s analysis and recommendations are presented to the full Board (other than any directors interested in the transaction) for approval. The Nominating and Governance Committee reviews existing related party transactions annually, with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented, and reaffirming that such transactions remain in the best interests of Alleghany. The Nominating and Governance Committee reports any such findings to the Board.

Upon the closing of the acquisition of Transatlantic on March 6, 2012, Joseph P. Brandon was named Executive Vice President of Alleghany. During the period from September 15, 2011 through the closing date, Mr. Brandon was engaged by Alleghany as a consultant. Mr. Brandon was paid consulting fees of $400,000 during fiscal 2012.

Codes of Ethics

Alleghany has adopted a Financial Personnel Code of Ethics for its chief executive officer, chief financial officer, chief accounting officer, vice president for tax matters and all professionals serving in a finance, accounting, treasury or tax role, and a Code of Ethics and Business Conduct for its directors, officers and employees, and the Corporate Governance Guidelines. Copies of each of these documents are available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Alleghany will disclose on its website any substantive amendments to these Codes of Ethics and any waivers from the provisions of these Codes of Ethics made with respect to its chief executive officer, chief financial officer or chief accounting officer (or persons performing similar functions) as well as with respect to any other executive officer or any director of Alleghany.

Majority Election of Directors

Alleghany’s By-Laws provide for a majority voting standard for the election of directors for uncontested elections. In connection with such provision of the By-Laws, the Corporate Governance Guidelines provide that a director nominee, as a condition of his or her nomination, shall tender to the Board, at the time of nomination, an irrevocable resignation in the event that the director fails to receive the majority vote required by the By-Laws, effective upon the Board’s acceptance of such resignation. In the event that a director nominee fails to receive the requisite majority vote, the Nominating and Governance Committee will evaluate such resignation in light of Alleghany’s best interests and make a recommendation to the Board as to whether the Board should accept the resignation. In making its recommendation, the Nominating and Governance Committee may consider any factors it deems relevant, including:

•	the director’s qualifications;

•	the director’s past and expected future contributions to Alleghany;

•	the overall composition of the Board; and

•

whether accepting the tendered resignation would cause Alleghany to fail to meet any applicable rule or regulation (including the New York Stock Exchange’s listing standards and federal securities laws).

The Board, by vote of independent directors other than the director whose resignation is being evaluated, will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the stockholder vote.

Director Stock Ownership Guidelines

Directors are expected to achieve ownership of common stock, or equivalent common stock units, having an aggregate value (based upon the higher of market value or book value) equal to at least five times the annual board retainer within five years of election to the Board, and to maintain such a level thereafter.

SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 1, 2013, the beneficial ownership of common stock of each of the nominees named for election as a director, each of the other current directors, each of the executive officers named in the Summary Compensation Table on page 50, and all nominees, directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership of Common Stock
Name of Beneficial Owner	Sole Voting Power and/or Sole Investment Power	Shared Voting Power and/or Shared Investment Power	Total	Percent of Class
Rex D. Adams	8,672	—	8,672(1)	*
Jerry G. Borrelli	1,325	—	1,325	*
Stephen P. Bradley	417	—	417(1)	*
Joseph P. Brandon	20,160	—	20,160(2)	*
Karen Brenner	2,515	—	2,515(1)	*
Ian H. Chippendale	417	—	417(1)	*
Christopher K. Dalrymple	1,902	—	1,902	*
John G. Foos	1,065	—	1,065(1)	*
Roger B. Gorham	6,732	—	6,732	*
Weston M. Hicks	60,601	—	60,601(3)	*
Thomas S. Johnson	9,874	—	9,874(1)	*
Jefferson W. Kirby	103,445	396,131	499,576(1)(4)	2.97
William K. Lavin	8,199	—	8,199(1)	*
Phillip M. Martineau	2,224	—	2,224(1)	*
James F. Will	18,649	1,716	20,365(1)(5)	*
Raymond L.M. Wong	6,915	—	6,915(1)(6)	*
All nominees, directors and executive officers as a group (16 persons)	253,112	397,847	650,959	3.87	(7)

*	represents less than 1.00%

(1)

Includes 6,038 shares of common stock in the case of Messrs. Johnson, Lavin and Will, 4,866 shares of common stock in the case of Mr. Adams, 3,154 shares of common stock in the case of Messrs. Kirby and Wong, 1,010 shares of common stock in the case of Ms. Brenner and Mr. Martineau and 167 shares of common stock in the case of Messrs. Bradley, Chippendale and Foos, issuable under stock options granted pursuant to the 2010 Directors’ Stock Plan, or the “2010 Directors’ Plan,” the 2005 Directors’ Stock Plan, or the

“2005 Directors’ Plan,” and the 2000 Directors’ Stock Option Plan, or the “2000 Directors’ Plan.” In addition, includes 250 shares of restricted common stock or restricted stock units granted to each of Messrs. Adams, Bradley, Chippendale, Foos, Johnson, Kirby, Lavin, Martineau, Will and Wong and Ms. Brenner, pursuant to the 2010 Directors’ Plan, which shares are subject to a one-year vesting period that will end on April 26, 2013.

(2)	Does not include any shares that may be paid pursuant to outstanding restricted stock units held by Mr. Brandon.

(3)	Includes 9,460 shares of common stock held by a trust of which Mr. Hicks has voting and investment control and 9,459 shares of common stock held by a trust of which Mr. Hicks has voting and investment control.

(4)	Includes 159,097 shares of common stock held by trusts of which Mr. Kirby is co-trustee and beneficiary; 27,586 shares as to which Mr. Kirby is sole trustee and beneficiary; and 237,015 shares held by the Estate of Fred M. Kirby II. Mr. Kirby is co-trustee of the Fred M. Kirby II Residuary Trust and shares voting and investment power as to such shares. Also includes 19 shares held by Mr. Kirby’s spouse, over which Mr. Kirby shares voting and investment power, and 728 shares held by Mr. Kirby’s children, over which Mr. Kirby has sole voting and investment power. Mr. Kirby held 71,977 shares directly, of which 23 shares were held by a limited liability company with Mr. Kirby exercising sole voting and investment power in respect of such shares.

(5)	Includes 1,716 shares of common stock held by a trust of which Mr. Will is co-trustee.

(6)	Includes 200 shares of common stock owned by Mr. Wong’s children.

(7)	Based on the number of shares of outstanding common stock as of March 1, 2013, adjusted in the case of each director to include shares of common stock issuable within 60 days upon exercise of stock options held by such director.

Section 16(a) Beneficial Ownership Reporting Compliance

Alleghany has determined that, except as set forth below, no person who at any time during 2012 was a director, officer or beneficial owner of more than 10% of common stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during 2012. This determination is based solely upon Alleghany’s review of Forms 3, 4 and 5, and written representations that no Form 5 was required, which such persons submitted to Alleghany during or with respect to 2012. Joseph P. Brandon filed a Form 4 on November 9, 2012 reporting one transaction that occurred on September 3, 2012. Stephen P. Bradley filed a Form 5 on January 22, 2013 reporting one transaction that occurred on April 30, 2012.

PROPOSAL 1. ELECTION OF DIRECTORS

Stephen P. Bradley, Karen Brenner, Thomas S. Johnson and James F. Will have been nominated by the Board for election as directors at the 2013 Annual Meeting, each to serve for a term of three years, until the 2016 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified. Each of the nominees is a current member of the Board and was recommended to the Board for nomination for election to the Board by the Nominating and Governance Committee. Messrs. Johnson and Will and Ms. Brenner were last elected by stockholders at the 2010 Annual Meeting of Stockholders held on April 23, 2010. Mr. Bradley was appointed to the Board as a member of the class of 2013 upon the closing of the acquisition of Transatlantic on March 6, 2012, in accordance with the terms of the merger agreement, and is standing for election to the Board for the first time at the 2013 Annual Meeting.

Proxies received from Alleghany stockholders of record will be voted for the election of the four nominees named above as Alleghany directors unless such stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason, which is not anticipated, the shares represented by proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. A nominee for director shall be elected to the Board if such nominee receives the affirmative vote of a majority of the votes cast with respect to the election of such nominee. A majority of votes cast means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” the nominee’s election. Abstentions and broker non-votes (see “Information About Voting”) do not count as votes cast “for” or “against” the nominee’s election. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.

The following information includes the age, the year in which first elected as a director of Alleghany, the principal occupation and/or other business experience for the past five years, other public company directorships during the past five years, and the experience, qualifications, attributes and skills of each of the nominees named for election as director, and of each of the other directors of Alleghany. In addition to the information presented below regarding the specific experience, qualifications, attributes and skills that led the Board to the conclusion that each of the nominees named for election as director should be elected as a director of Alleghany, Alleghany believes that each of the nominees, and each of the other directors of Alleghany, has a reputation for integrity, honesty and for adherence to high ethical standards. Alleghany also believes that each of the nominees named for election as director, and each of the other directors of Alleghany, has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to service to Alleghany and to the Board.

Nominees for Election

Stephen P. Bradley Age 71 Director since 2012 Member of the Nominating and Governance Committee Term expires in 2013

Mr. Bradley is currently the William Ziegler Professor of Business Administration Emeritus at the Harvard Business School where he has been a professor since 1968. In addition, Mr. Bradley currently serves as a director of CRICO/Risk Management Foundation. Mr. Bradley was a director of Transatlantic prior to March 6, 2012 and has also previously served as a director of CIENA Corp. and i2 Technologies, Inc.

Mr. Bradley’s qualifications to serve on the Alleghany Board also include his academic experience at the Harvard Business School relating to his work as a professor of competitive and corporate strategy and his considerable experience as a consultant and as a director of public companies.

Karen Brenner Age 57 Director since 2009 Member of the Audit Committee Member of the Nominating and Governance Committee Term expires in 2013

Ms. Brenner has been an Executive Director of Law and Business Initiatives at New York University since 2012 and Clinical Professor of Business at the Leonard N. Stern School of Business at New York University since 2008. She teaches professional responsibility in law and business, corporate governance in law and business, and corporate transformation and leadership. Ms. Brenner also has been a principal at Brenner & Company, a financial management and advisory firm she founded, since 1998.

Ms. Brenner’s qualifications to serve on the Alleghany Board also include her years of business experience as Chairman/Chief Executive Officer and/or board member of public and private companies in a wide variety of industries, and as an advisor to private equity firms, venture capital companies, boards of directors and chief executive officers focusing on enhancing value of operating companies, and her experience in corporate governance and management issues.

Thomas S. Johnson Age 72 Director since 1997 and for 1992-1993 Member of the Compensation Committee Member of the Nominating and Governance Committee Term expires in 2013

Mr. Johnson was Chairman and Chief Executive
Officer of GreenPoint Financial Corporation and
its subsidiary GreenPoint Bank from 1993 until
his retirement on December 31, 2004.
Mr. Johnson currently serves as a director of
R.R. Donnelly & Sons Company and The
Phoenix Companies, Inc. and served as a
director of the Federal Home Loan Mortgage
Corporation during the past five years.

Mr. Johnson’s qualifications to serve on the
Alleghany Board also include his over
30 years of experience as a financial services
industry executive, particularly as Chairman
and Chief Executive Officer of GreenPoint
Financial Corporation, his experience as a
director on the boards of directors of other
companies, and his financial literacy.

James F. Will Age 74 Director since 1992 Chairman of the Compensation Committee Member of the Nominating and Governance Committee Term expires in 2013

Mr. Will was the President of Saint Vincent College from July 2000 until his retirement in June 2006, at which time he was named Vice Chancellor and President Emeritus of Saint Vincent College.

Mr. Will’s qualifications to serve on the Alleghany Board also include his over 20 years of experience as an executive in the steel industry, particularly his tenure as President and Chief Executive Officer of Armco Inc., a steel manufacturing and metals processing company, and his experience as President of Saint Vincent College.

Other Alleghany Directors

Rex D. Adams Age 73 Director since 1999 Chairman of the Nominating and Governance Committee Member of the Audit Committee Term expires in 2014

Mr. Adams has been a director and Chairman
of the Board of Directors of Invesco Ltd., an
investment management company, since April
2006, and a director of Invesco Ltd. since
2001. In addition, Mr. Adams has been Dean
Emeritus at the Fuqua School of Business at
Duke University since December 2004.

Mr. Adams’ qualifications to serve on the
Alleghany Board also include his business
experience, including over 30 years as an
executive of Mobil Corporation, his
experience as a director on the boards of
directors of other companies, particularly
companies in the investment management
industry, his financial literacy, his experience
as the Dean and as a professor at the Fuqua
School of Business at Duke University, and
his experience in matters of corporate
governance.

Ian H. Chippendale Age 64 Director since 2012 Member of the Compensation Committee Term expires in 2014

Mr. Chippendale is the retired Chairman (from September 2003 to December 2006) of RBS Insurance Group, Ltd., an insurance company. In addition, Mr. Chippendale has served as a director of HomeServe plc since January 2007 and was a director of Transatlantic prior to March 6, 2012.

Mr. Chippendale’s qualifications to serve on the Alleghany Board also include his insurance industry knowledge and his international experience, including his service as the Chairman of RBS Insurance Group, Ltd.

Weston M. Hicks Age 56 Director since 2004 Term expires in 2014

Mr. Hicks has been Alleghany’s President and
chief executive officer since December 2004.
In addition, Mr. Hicks is a director of
AllianceBernstein Corporation.

Mr. Hicks’ qualifications to serve on the
Alleghany Board also include his years of
experience as an executive in the insurance
and financial services industry, particularly his
experience as Alleghany’s President and chief
executive officer during the past eight years,
and his experience as an analyst of property
and casualty insurance companies.

Jefferson W. Kirby Age 51 Director since 2006 Term expires in 2014

Mr. Kirby has been Chairman of the Board of Alleghany since July 2010. Mr. Kirby has been the Managing Member of Broadfield Capital Management, LLC, an investment advisory services company, since July 2003. Mr. Kirby also currently serves as a director of Somerset Hills Bancorp.

Mr. Kirby’s qualifications to serve on the Alleghany Board also include his over 20 years of experience in financial services and investment management, including his service as a Vice President of Alleghany from 1994 to June 2003 and as an investment manager.

John G. Foos Age 63 Director since 2012 Member of the Audit Committee Term expires in 2015

Mr. Foos was Chief Financial Officer of
Independence Blue Cross, a health insurance
company, from 1989 until his retirement in
November 2008. In addition, Mr. Foos currently
serves as a director of Blue Cross Blue Shield of
South Carolina and served as a director and
Chairman of the Board of Plan Investment Fund
during the past five years. Mr. Foos was a
director of Transatlantic prior to March 6, 2012.

Mr. Foos’ qualifications to serve on the
Alleghany Board also include his extensive
experience in and knowledge of accounting and
finance, which includes service as the Chief
Financial Officer of Independence Blue Cross,
in addition to his prior experience as a Partner
with KPMG LLP, and his financial literacy.

William K. Lavin Age 68 Director since 1992 Chairman of the Audit Committee Member of the Compensation Committee Term expires in 2015

Mr. Lavin has been a financial consultant since October 1994, and currently serves as a director of Artisanal Brands, Inc.

Mr. Lavin’s qualifications to serve on the Alleghany Board also include his business experience as an executive with public and private companies, his extensive experience with public and financial accounting matters for such companies, and his financial literacy.

Phillip M. Martineau Age 65 Director since 2009 Member of the Compensation Committee Member of the Nominating and Governance Committee Term expires in 2015

Mr. Martineau has been Chairman, President
and Chief Executive Officer of Pittsburgh
Corning Corporation and Pittsburgh Corning
Europe, building materials companies, since
June 2005. Prior to that, Mr. Martineau was
Chief Executive Officer and a director of High
Voltage Engineering Corporation (“High
Voltage”), a designer and manufacturer of
power control systems, from December 2004
until February 2005. The Board of Directors of
High Voltage hired Mr. Martineau as Chief
Executive Officer to lead High Voltage
through a restructuring under Chapter 11 of
the U.S. Bankruptcy Code, which resulted in
its sale to Siemens in February 2005.

Mr. Martineau’s qualifications to serve on the
Alleghany Board also include his years of
executive operational experience with global
companies in the materials and manufacturing
sectors, particularly his experience as a Chief
Executive Officer of such companies, as well
as his experience as a director on the boards of
directors of other companies.

Raymond L.M. Wong Age 60 Director since 2006 Member of the Audit Committee Member of the Compensation Committee Term expires in 2015

Mr. Wong is currently a Managing Director of Spring Mountain Capital, LP, an investment management company which he joined in 2007. Prior to that, from 2002 until 2007, Mr. Wong was the Managing Member of DeFee Lee Pond Capital LLC, a financial advisory and private investment company.

Mr. Wong’s qualifications to serve on the Alleghany Board also include his business experience, particularly his 25 years as a managing director in the investment banking group of Merrill Lynch & Co., Inc., and his financial literacy.

Compensation of Directors

The information under this heading relates to the compensation during 2012 of those non-employee directors who served on the Board at any time during 2012.

2012 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	All Other Compensation(3)	Total
Rex D. Adams	$67,000	$85,463	$69,950	—	$222,413
Stephen P. Bradley	$56,287	$85,463	$69,950	—	$211,700
Karen Brenner	$62,000	$85,463	$69,950	—	$217,413
John J. Burns, Jr.(4)	$66,667	—	—	$39,863	$106,530
Dan R. Carmichael(5)	$15,000	—	—	—	$15,000
Ian H. Chippendale	$57,787	$85,463	$69,950	—	$213,200
John G. Foos	$60,287	$85,463	$69,950	—	$215,700
Thomas S. Johnson	$57,000	$85,463	$69,950	—	$212,413
Jefferson W. Kirby	$140,000	$85,463	$69,950	—	$295,413
William K. Lavin	$80,000	$85,463	$69,950	—	$235,413
Phillip M. Martineau	$57,000	$85,463	$69,950	—	$212,413
James F. Will	$59,500	$85,463	$69,950	—	$214,913
Raymond L.M. Wong	$65,000	$85,463	$69,950	—	$220,413

(1)	Represents the grant date fair value of the award of 250 shares of restricted common stock or 250 restricted stock units (each equivalent to one share of common stock) made to each non-employee director under the 2010 Directors’ Plan on April 30, 2012, and computed in accordance with the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (the “ASC”) Topic 718, or “ASC 718.” As of December 31, 2012, each director held either 250 shares of unvested restricted common stock or 250 unvested restricted stock units.

(2)	Represents the grant date fair value dollar amount of a stock option for 500 shares of common stock made to each non-employee director under the 2010 Directors’ Plan on April 30, 2012, and computed in accordance with ASC 718. The number of outstanding stock options held at December 31, 2012 by each director or former director was as follows: 6,538 for each of Messrs. Johnson, Lavin and Will; 5,366 for Mr. Adams; 3,654 for each of Messrs. Kirby and Wong; 1,510 for each of Ms. Brenner and Mr. Martineau; 541 for Mr. Burns; and 500 for each of Messrs. Bradley, Chippendale and Foos.

(3)	Reflects a payment of $23,597, representing the dollar value of the insurance premiums paid by Alleghany for the benefit of Mr. Burns for life insurance maintained on his behalf pursuant to Alleghany’s life insurance program in which retired Alleghany officers are eligible to participate, and a payment of $16,266, representing the reimbursement of taxes, and the reimbursement itself, on income imputed to Mr. Burns pursuant to such life insurance program.

(4)	Mr. Burns was not nominated for re-election as a director at the 2012 Annual Meeting of Stockholders and did not receive any award of restricted stock, restricted stock units or stock options during 2012.

(5)	Mr. Carmichael retired as a director in April 2012 and did not receive any awards of restricted stock, restricted stock units or stock options during 2012.

Fees Earned or Paid in Cash

In addition to the fees paid to directors for their service on committees, as described below, each director who is not an Alleghany officer or serving as Chairman of the Board receives an annual retainer of $40,000, payable in cash. The Chairman of the Board receives an annual retainer of $140,000. The Chairman of the Audit Committee receives an annual fee of $30,000, and each other member receives an annual fee of $15,000. The Chairman of the Compensation Committee receives an annual fee of $15,000, and each other member receives an annual fee of $10,000. The Chairman of the Nominating and Governance Committee receives an annual fee of $12,000, and each other member receives an annual fee of $7,000.

Stock Awards and Option Awards

Pursuant to the 2010 Directors’ Plan, each year as of the first business day following the Annual Meeting of Stockholders, each individual who was elected, re-elected or continues as a member of the Board and who is not an employee of Alleghany or any of its subsidiaries receives:

•	a stock option to purchase 500 shares of common stock, subject to anti-dilution adjustments, at an exercise price equal to the fair market value on the date of grant; and

•

at the individual director’s election, either (i) 250 shares of restricted common stock or (ii) 250 restricted stock units, each equivalent to one share of common stock, which are subject to potential forfeiture until the first Annual Meeting of Stockholders following the date of grant, and restrictions upon transfer until the third anniversary of the date of grant.

On April 30, 2012, each eligible director received a stock option to purchase 500 shares of common stock at an exercise price of $341.85 per share and either (i) 250 shares of restricted common stock or (ii) 250 restricted stock units. Each director is permitted to defer payment of the restricted stock units, and all whole restricted stock units will be paid in the form of whole shares of common stock.

Arrangements with the Former Vice Chairman of the Board

Mr. Burns was Chairman of the Board from January 2, 2007 through June 30, 2010 and Vice Chairman of the Board from July 1, 2010 through April 27, 2012. For his service as Vice Chairman of the Board, Mr. Burns received an annual retainer of $200,000 in cash. Mr. Burns previously received an annual retainer of $400,000 in cash for his service as Chairman of the Board. Commencing in 2011, Mr. Burns waived his rights to receive awards under the 2010 Directors’ Plan and any successor plans thereto. In 2004, Alleghany established an office in New Canaan, Connecticut which Mr. Burns used as his principal office for purposes of attending to Alleghany-related matters. As Mr. Burns also used this office to attend to personal matters, since July 1, 2010, Mr. Burns reimbursed Alleghany for fifty percent of the annual rent and operating costs for this office, amounting to $15,256 for calendar year 2012 through June 30, 2012. Mr. Burns assumed the lease for this office and all associated costs on July 1, 2012. During the period that Mr. Burns served as Chairman of the Board, he reimbursed Alleghany for twenty-five percent of the annual rent and operating costs for this office.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. EACH NOMINEE SHALL BE ELECTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH RESPECT TO THE ELECTION OF SUCH NOMINEE. A MAJORITY OF VOTES CAST MEANS THE NUMBER OF VOTES CAST “FOR” A NOMINEE’S ELECTION MUST EXCEED THE NUMBER OF VOTES CAST “AGAINST” THE NOMINEE’S ELECTION. ABSTENTIONS AND BROKER NON-VOTES (SEE “INFORMATION ABOUT VOTING”) DO NOT COUNT AS VOTES CAST “FOR” OR “AGAINST” THE NOMINEE’S ELECTION.

PROPOSAL 2. RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013

The Audit Committee has selected Ernst & Young LLP (“E&Y”) as Alleghany’s independent registered public accounting firm for fiscal 2013. Although ratification by stockholders is not a prerequisite to the ability of the Audit Committee to select E&Y as Alleghany’s independent registered public accounting firm, the Audit Committee and the Board believe that such ratification is desirable. If stockholders do not ratify the selection of E&Y, the Audit Committee will reconsider its selection of an independent registered public accounting firm. The Audit Committee may, however, select E&Y notwithstanding the failure of stockholders to ratify its selection. Alleghany expects that representatives of E&Y will be present at the 2013 Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Change in Independent Registered Public Accounting Firm

On February 13, 2012, following a competitive process undertaken by the Audit Committee, the Audit Committee approved the selection of E&Y to serve as Alleghany’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Prior to the engagement of E&Y, KPMG LLP (“KPMG”) had been Alleghany’s independent auditors. KPMG was notified on February 13, 2012 that it would not be retained as Alleghany’s independent registered public accounting firm for the fiscal year ending December 31, 2012. KPMG’s engagement as Alleghany’s independent registered public accounting firm to audit Alleghany’s consolidated financial statements for the fiscal year ended December 31, 2011, was unaffected by the selection of E&Y, as KPMG’s dismissal became effective on February 24, 2012, following the completion of KPMG’s audit of Alleghany’s consolidated financial statements as of and for the fiscal year ended December 31, 2011 and the filing of the related Annual Report on Form 10-K.

During the two fiscal years ended December 31, 2011 and 2010, and the subsequent interim period through the filing of Alleghany’s Form 10-K for the fiscal year ended December 31, 2011 on February 24, 2012, there were (i) no disagreements between Alleghany and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the two fiscal years ended December 31, 2011 and 2010, and the subsequent interim period through February 24, 2012, Alleghany did not consult with E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Alleghany’s consolidated financial statements, and neither a written report was provided to Alleghany nor oral advice was provided that E&Y concluded was an important factor considered by Alleghany in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Alleghany provided KPMG with a copy of a Form 8-K/A disclosing the above matters, which was filed on February 28, 2012. KPMG furnished Alleghany with a letter addressed to the SEC stating that KPMG agreed with the statements made in the Form 8-K/A, except that KPMG was not in a position to agree or disagree with Alleghany’s statement that E&Y’s engagement was approved by the Audit Committee or with Alleghany’s statement that E&Y was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Alleghany’s consolidated financial statements, or the effectiveness of internal control over financial reporting. A copy of such letter, dated February 28, 2012, was filed as Exhibit 16 to the Form 8-K/A.

2012 and 2011 Fees

The following table summarizes the fees (i) for professional audit services rendered by E&Y for the audit of Alleghany’s 2012 annual consolidated financial statements and (ii) E&Y incurred for other services rendered to Alleghany for 2012. In addition, the table summarizes the fees (i) for professional audit services rendered by KPMG for the audit of Alleghany’s 2011 annual consolidated financial statements and (ii) KPMG incurred for other services rendered to Alleghany for 2011:

	2012	2011
	E&Y	KPMG
Audit Fees	$3,170,000	$2,369,470
Audit-Related Fees	150,000	166,000
Tax Fees	289,278	—
All Other Fees	—	—

Total	$3,609,278	$2,535,470

The amounts shown for “Audit Fees” represent the aggregate fees for professional services E&Y and KPMG rendered for the audit of Alleghany’s annual consolidated financial statements for each of the last two fiscal years, the reviews of Alleghany’s financial statements included in its Quarterly Reports on Form 10-Q, and the services provided in connection with statutory and regulatory filings during each of the last two fiscal years. “Audit Fees” also include fees for professional services E&Y and KPMG rendered for the audit of the effectiveness of internal control over financial reporting. The amounts shown for “Audit-Related Fees” represent the fees E&Y and KPMG incurred for each of the last two fiscal years for assurance and related services that are reasonably related to the performance of the audit or review of Alleghany’s financial statements and that are not reported under “Audit Fees.” These services include due diligence assistance in connection with acquisitions, consents and procedures for registration statements, consultations on accounting and audit matters, and review of certain subsidiary material contracts. The amounts for “Tax Fees” for E&Y represent fees E&Y incurred for 2012 with respect to tax compliance work for Transatlantic. E&Y was engaged to perform such tax compliance work prior to Alleghany’s acquisition of Transatlantic.

Pre-Approval Policies and Procedures

Audit and permissible non-audit services that Alleghany’s independent registered public accounting firm may provide to Alleghany must be pre-approved by the Audit Committee or, between meetings of the Audit Committee, by its Chairman pursuant to authority delegated by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for the independent registered public accounting firm in excess of $100,000. When considering the independence of the independent registered public accounting firm, the Audit Committee considers, among other matters, whether the provision of non-audit services by the independent registered public accounting firm to Alleghany is compatible with maintaining the independence of the independent registered public accounting firm. All audit and permissible non-audit services rendered in 2012 and 2011 were pre-approved pursuant to these procedures.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THIS PROPOSAL SHALL BE ADOPTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST ON THIS PROPOSAL.

Audit Committee Report

The Audit Committee is currently composed of the five independent directors whose names appear at the end of this report. Management is responsible for Alleghany’s internal controls and the financial reporting process. Alleghany’s independent registered public accounting firm is responsible for performing an independent audit of Alleghany’s annual consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and review these processes and the activities of Alleghany’s independent registered public accounting firm. The Audit Committee members are not acting as professional accountants or auditors, and their responsibilities are not intended to duplicate or certify the activities of management and the independent registered public accounting firm or to certify the independence of the independent registered public accounting firm under applicable rules.

For fiscal 2012, Ernst & Young LLP acted as Alleghany’s independent registered public accounting firm. In this context, the Audit Committee has met to review and discuss Alleghany’s audited consolidated financial statements as of December 31, 2012 and for the fiscal year then ended, including Alleghany’s specific disclosure under management’s discussion and analysis of financial condition and results of operations and critical accounting estimates, with management and Ernst & Young LLP, Alleghany’s independent registered public accounting firm. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Ernst & Young LLP reported to the Audit Committee regarding the critical accounting estimates and practices and the estimates and assumptions used by management in the preparation of the audited consolidated financial statements as of December 31, 2012 and for the fiscal year then ended, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative treatments and the treatment preferred by Ernst & Young LLP.

Ernst & Young LLP provided a report to the Audit Committee describing Ernst & Young LLP’s internal quality-control procedures and related matters. Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Ernst & Young LLP its independence. When considering Ernst Young LLP’s independence, the Audit Committee considered, among other matters, whether Ernst & Young LLP’s provision of non-audit services to Alleghany is compatible with maintaining the independence of Ernst & Young LLP. All audit and permissible non-audit services in 2012 and 2011 were pre-approved pursuant to these procedures.

Based on the reviews and discussions with management and Ernst & Young LLP referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements as of December 31, 2012 and for the fiscal year then ended be included in Alleghany’s Annual Report on Form 10-K for such fiscal year.

William K. Lavin

Rex D. Adams

Karen Brenner

John G. Foos

Raymond L.M. Wong

Audit Committee

of the Board of Directors

EXECUTIVE OFFICERS

The name, age, current position, date elected and prior business experience of each of Alleghany’s executive officers (the “Named Executive Officers”) is as follows:

Name	Age	Current Position (date elected)	Prior Business Experience
Weston M. Hicks	56	President, chief executive officer (since December 2004)	Executive Vice President, Alleghany (October 2002 to December 2004).

Joseph P. Brandon	54	Executive Vice President (since March 2012)	Consultant to Alleghany (September 2011 to March 2012); private investor (May 2008 to August 2011); Chairman and Chief Executive Officer, General Re Corporation, a property and casualty reinsurer and a wholly-owned subsidiary of Berkshire Hathaway Inc. (September 2001 to April 2008).

Christopher K. Dalrymple	45	Senior Vice President (since January 2012) — General Counsel (since July 2009) and Secretary (since January 2011)	Vice President, Alleghany (December 2004 to January 2012) — Associate General Counsel, Alleghany (March 2002 to July 2009) and Assistant Secretary, Alleghany (March 2002 to January 2011).

Name	Age	Current Position (date elected)	Prior Business Experience

Roger B. Gorham	50	Senior Vice President — Finance and Investments and acting chief financial officer (since January 2006)(1)	Senior Vice President — Finance and chief financial officer, Alleghany (May 2005 to January 2006); Senior Vice President — Finance, Alleghany (December 2004 to May 2005).

Jerry G. Borrelli	47	Vice President — Finance and chief accounting officer (since July 2006)	Vice President — Finance, Alleghany (February 2006 to July 2006).

(1)	On January 18, 2013, Alleghany determined to expand its executive leadership team by separating the role of chief financial officer from management of Alleghany’s fixed income portfolio. Accordingly, Mr. Gorham will assume overall responsibility for Alleghany’s fixed income portfolio. Mr. Gorham will serve as Alleghany’s Senior Vice President and chief financial officer until a successor is identified, at which time Mr. Gorham will be named as Senior Vice President — Head of Fixed Income and Treasurer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has met to review and discuss with Alleghany’s management the specific disclosure contained under the heading “Compensation Discussion and Analysis and Compensation Matters” appearing on pages 32 through 71 below. Based on its review and discussions with management regarding such disclosure, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis and Compensation Matters be included in this proxy statement and incorporated by reference in Alleghany’s Annual Report on Form 10-K for the year ended December 31, 2012.

James F. Will

Ian H. Chippendale

Thomas S. Johnson

William K. Lavin

Phillip M. Martineau

Raymond L.M. Wong

Compensation Committee

of the Board of Directors

COMPENSATION DISCUSSION AND ANALYSIS

AND COMPENSATION MATTERS

Compensation Philosophy and Objectives

Our corporate objective is to create stockholder value through the ownership and management of a small group of operating subsidiaries and investments. The intent of our executive compensation program is to provide competitive total compensation to our Named Executive Officers (as defined on page 29) in a manner that links their interests with the interests of our stockholders in creating and preserving stockholder value. In addition, our compensation program is intended to support our strategic objective of increasing common stockholders’ equity per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks. This approach enables us to manage risk to avoid loss of capital during periods of economic turmoil, which we believe creates maximum value for stockholders in the long run even if it results in lower levels of capital appreciation during periods when economic conditions are more favorable.

The foundation of our compensation program rests on the following principles that we believe align our compensation program with the interests of our stockholders:

•

A significant portion of our Named Executive Officer direct compensation (salary, annual incentive compensation, long-term incentive compensation and savings benefit) is tied to our financial performance. In 2012, approximately 75% of Mr. Hicks’ direct compensation, and at least 50% of the direct compensation for each of our other Named Executive Officers, depended upon our financial performance.

•

Individual awards under our short and long-term incentive plans are “capped” and performance goals are set at realistic levels to eliminate the potential for unintended windfalls and to avoid encouraging the use of excessive financial leverage and taking of imprudent risks.

•	Awards under our short and long-term incentive plans do not provide for accelerated vesting upon a change-in-control.

•

Awards under our long-term incentive plan do not provide for accelerated vesting in the event of a termination of employment by Alleghany, other than on a pro-rated basis for time employed during the performance period.

•

We require our officers to own a substantial amount of our common stock, including five times base salary for Mr. Hicks, to ensure that they maintain a significant stake in our long-term success. In addition, our Named Executive Officers have significant exposure to Alleghany through unvested performance shares, the value of which depends upon the market price of our common stock.

•

We do not grant stock options to our officers. Our goal is to promote risk-adjusted long-term growth in the intrinsic value of our common stock and we do not wish to reward or punish our officers for exogenous short-term market price movements. We believe that over time intrinsic value will be reflected in the market price of our common stock.

•	We have in place a compensation clawback policy applicable to our Named Executive Officers to further discourage imprudent risk taking.

•

Our general practice is to not provide perquisites or other personal benefits to our Named Executive Officers. In 2012, no Named Executive Officer received more than $10,000 in perquisites or other personal benefits.

Components of our 2012 Compensation Program

The primary components of our 2012 compensation program for our Named Executive Officers are summarized below.

Annual Compensation Component	Key Features	Purpose
Salary	Fixed annual cash amount.	Provides a fixed amount of cash compensation upon which our Named Executive Officers can rely.

Annual Cash Incentives

The Compensation Committee establishes target annual incentive awards as a percentage of base salary for each Named Executive Officer.

The Compensation Committee determines individual results for participants and payouts based on, for more senior Named Executive Officers, overall financial and operational performance of management and, for less senior Named Executive Officers, individual performance.

Provides pay-for-performance component for achievement of shorter-term objectives.

Annual Compensation Component	Key Features	Purpose

Long-Term Equity-Based Incentives	Grant of number of performance shares having a value at the date of grant equal to a percentage of base salary, which percentage is individually determined by the Compensation Committee for each Named Executive Officer. Performance shares granted for the award period beginning on January 1, 2012 will be paid out on the basis of performance over the four-year award period ending December 31, 2015 based on the average annual compound growth in Alleghany’s book value per share, subject to adjustment for performance relative to the S&P 500 Index over the same period.	Provides pay-for-performance component focused on achievement of longer-term objective of increasing book value per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks.

Retirement Benefit	Completion of five years of service is required to receive any retirement benefit and payout of the full retirement benefit requires 15 years of service. Prior to January 1, 2011, the benefit payable under the retirement plan was based upon a formula that considered both annual base salary and annual cash incentives. Effective January 1, 2011, annual cash incentives earned for years subsequent to 2010 are not considered in the computation of the retirement benefit. Long-term incentives are not taken into account in computing retirement benefits.	Provides a retention element of total compensation. In addition, because Alleghany’s senior executives are typically recruited mid-career, assists in attracting senior-level talent.

Savings Benefit under Deferred Compensation Plan	Annual credit of an amount equal to 15% of base salary.	Provides a stable component of total compensation.

Alleghany Performance in 2012

2012 was a transformational year for Alleghany due to the acquisition of Transatlantic on March 6, 2012. The acquisition resulted in Alleghany’s entry into the global reinsurance business, a more than doubling of Alleghany’s market capitalization and almost four-fold increase in net invested assets, and a greatly expanded stockholder base. In addition, the acquisition provided our stockholders with a number of strategic and financial benefits, including a more diversified spread of risk, both in terms of type of exposure and geography, and it was immediately highly accretive to our earnings and common stockholders’ equity per share. The impact of the Transatlantic acquisition was reflected in our year-end 2012 results. Despite losses at Transatlantic and RSUI Group, Inc., or “RSUI,” from Super Storm Sandy, our common stockholders’ equity per share at year-end 2012 was $379.13, an increase of 10.8% from common stockholders’ equity per share of $342.12 at year-end 2011.

Additional information regarding Alleghany’s 2012 results, including audited consolidated financial statements, as well as management’s discussion and analysis with respect to 2012 results, is contained in Alleghany’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 21, 2013. Readers are urged to review such Form 10-K for a more complete discussion of Alleghany’s financial performance.

Alleghany Long-Term Performance

We believe that Alleghany’s performance is best measured over the long-term. In this regard, the chart below summarizes Alleghany’s performance over the ten-year period from December 31, 2002 to December 31, 2012, with all values indexed to December 31, 2002. During the ten-year period, Alleghany’s common stockholders’ equity per share increased at a compound annual rate of 8.9%, compared with a compound annual rate of return of 7.1% for the S&P 500, and Alleghany’s share price (adjusted for stock dividends) appreciated at a compound annual rate of return of 8.5%.

Alleghany’s performance during this period occurred during a time of re-invention and major change in the focus and geographic scope of Alleghany’s operating subsidiaries. At the time Mr. Hicks joined Alleghany in October 2002, Alleghany consisted of approximately $900 million of cash and liquid investments at the holding company level and $500 million of capital deployed in several U.S.-based operating subsidiaries engaged in disparate businesses, including an industrial minerals business (Alleghany’s largest subsidiary at the time), a steel fastener import and export business, a Midwest-based regional property and casualty insurer, and a landowner in the Sacramento, California region. Since then, Alleghany has divested the industrial minerals business and the steel fastener import and export business. In 2012, Alleghany completed the acquisition of Transatlantic. At year-end 2012, Alleghany had approximately $1.0 billion of cash and liquid investments at the holding company level, with approximately $6.4 billion of capital deployed at operating subsidiaries, substantially all of which were engaged in the global reinsurance business and specialty property and casualty insurance business. During this period, stockholders’ equity in Alleghany increased to $6.4 billion at December 31, 2012 from $1.4 billion at December 31, 2002.

Summary of Recent Changes and Adjustments

to Executive Compensation Program in 2013

Subsequent to our acquisition of Transatlantic in March 2012, the Compensation Committee undertook a review of Alleghany’s executive compensation program and process to ensure that it continued to support the objectives and principles discussed on pages 32 and 33. As part of this review, in September 2012 after a competitive process, the Compensation Committee selected a new compensation consultant, Frederic W. Cook & Co, Inc., or “FW Cook.” As part of its determination to select FW Cook, the Compensation Committee reviewed and assessed the independence of FW Cook as a firm and the individuals providing advice to the Compensation Committee. The Compensation Committee determined that FW Cook as a firm and the relevant individual advisers were independent.

At the direction of the Compensation Committee, FW Cook reviewed our executive compensation program and process, including by meeting with the Compensation Committee and with members of management. In December 2012, although FW Cook concluded that our existing compensation program was simple and effective in supporting Alleghany’s compensation philosophy and business strategy, FW Cook recommended some refinements for consideration by the Compensation Committee. After further discussion regarding these recommendations with FW Cook and management, the Compensation Committee at its January 2013 meeting adopted some of the recommendations and took additional actions with respect to our 2013 compensation program. A summary of the significant changes and actions taken by the Compensation Committee which will affect compensation in 2013 and future years, includes:

Annual Incentive Plan

The concept of a target and maximum annual incentive opportunity under the 2010 MIP has been eliminated for all participants in favor of a single target bonus opportunity. This revision removes upside/leverage from the 2010 MIP and recognizes the subjective nature of evaluating annual financial and individual performance in a long-term results-oriented company like Alleghany. In addition, in light of the greater volatility and larger catastrophe exposure Transatlantic brings to Alleghany and to parallel the four-year measurement period for performance shares awarded under the 2012 LTIP, the formula used to calculate the level of funding for the MIP Pool was revised to use a four-year, rather than a three-year, average catastrophe loss experience for each of Transatlantic and RSUI.

Long-Term Incentive Plan

For our more senior officers (Messrs. Hicks, Brandon, Dalrymple and Gorham), long-term incentive opportunities in 2013 will continue to be denominated solely in performance shares, the payout of which is based on achievement of the specified performance goal of growth in book value per share. For Mr. Borrelli and other Alleghany officers, 2013 long-term incentive opportunities will be evenly divided between performance shares and shares of time-based restricted stock which cliff-vest four years from date of grant. This move to time-based vesting for a portion of the long-term incentive opportunities for these officers recognizes that they have less ability to impact Alleghany’s overall long-term financial performance, while also providing a retention element to their compensation, particularly in years where performance share payout thresholds are not met.

The Compensation Committee also increased the book value per share growth target for performance shares for the 2013-2016 award period to 7% from 6% and increased the threshold percentage below which no payout will be made to 5% from 3.5%. In addition, the Compensation Committee revised the calculation to be used in determining whether the required growth in book value per share has been achieved to eliminate the adjustment for performance relative to the S&P 500 Index (as described on pages 45 and 46).

Finally, the target performance share award for the 2013-2016 award period for Mr. Hicks was increased to 300% of salary from 200% and for Mr. Brandon was increased to 200% from 160%. These target increases reflect the Compensation Committee’s consideration of the transformative increase in size and complexity of Alleghany after the acquisition of Transatlantic, as well as the challenge of achieving a payout of 2013-2016 award period performance shares due to the current low interest rate environment, overall economic volatility, the continuing challenging (re)insurance market conditions, and the tightened performance metrics described above. These target increases will increase the percentage of direct compensation of Mr. Hicks and Mr. Brandon that is dependent upon Alleghany’s long-term financial performance which the Compensation Committee determined is appropriate in light of their responsibility for such performance.

For open award periods, Mr. Hicks has the following outstanding equity-based awards, consisting of performance share awards made under the 2007 LTIP and 2012 LTIP:

Grant Date	Award Period(2)	Hurdle Rate (%)			Estimated Future Payout (# of Shares)			Estimated Future Payout ($)(1)
		Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
Jan. 18, 2010	Jan. 1, 2010 – Dec. 31, 2013	3.5	6.0	8.5	2,295	7,650	11,475	$762,766	$2,542,554	$3,813,831
Jan. 18, 2011	Jan. 1, 2011 – Dec. 31, 2014	3.5	6.0	8.5	1,999	6,663	9,995	664,354	2,214,515	3,321,772
Jan. 17, 2012	Jan. 1, 2012 – Dec. 31, 2015	3.5	6.0	8.5	2,641	8,804	13,206	877,829	2,926,097	4,389,146
Jan. 15, 2013	Jan. 1, 2013 – Dec. 31, 2016	5.0	7.0	9.0	5,619	11,237	16,856	1,867,365	3,734,729	5,602,094

Total					12,554	34,354	51,532	$4,172,314	$11,417,895	$17,126,843

(1)	Based on the average price per share of common stock on December 31, 2012 of $332.36.
(2)	Does not include 29,877 shares of restricted stock awarded as a challenge grant in December 2004. On February 21, 2013, the Compensation Committee determined that the performance goal for such award had been achieved as of December 31, 2012 and, as a result, these shares vested and were paid out in February 2013. The terms of this award are described on page 56.

See “Long-Term Equity Based Incentive Compensation — 2012 Awards” on pages 44 through 46 for general information regarding the terms of performance shares awarded under Alleghany’s long-term incentive plans.

Compensation Committee Process

At our Annual Meeting of Stockholders in April 2012, we conducted an advisory vote on the compensation of our executive officers named in the Summary Compensation Table included in the proxy statement for our 2012 Annual Meeting of Stockholders and approximately 90% of the votes cast on such proposal were voted in favor of the proposal. The Compensation Committee reviewed the outcome of the 2012 advisory vote and believes that the strong level of support achieved reflects favorably on our executive compensation philosophy. Based on the advisory vote of our stockholders at the 2011 Annual Meeting of Stockholders in favor of holding an annual vote on executive compensation, the Board determined that Alleghany will hold stockholder advisory votes on executive compensation every year. The Compensation Committee intends to review the outcome of the 2013 advisory vote and future advisory votes on the compensation of our Named Executive Officers as one of the relevant factors in structuring our executive compensation program.

Compensation adjustments and awards are made annually by the Compensation Committee at a meeting in January. Mr. Dalrymple supports the Compensation Committee in its work. Additionally, the Compensation Committee has retained FW Cook as a compensation consultant to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of Alleghany executive compensation, executive compensation program design matters, market trends and technical considerations. The nature and scope of services that FW Cook provides to the Compensation Committee include: competitive market compensation analyses, assistance with the redesign of any compensation or benefit programs as necessary or requested, assistance with respect to analyzing the impact of regulatory and/or accounting developments on Alleghany compensation plans and programs, and preparation for and attendance at selected Compensation Committee meetings. FW Cook is also available to advise the Compensation Committee and management on various executive compensation matters involving Alleghany’s operating subsidiaries. The Chairman of the Compensation Committee reviews and approves all services provided by FW Cook and fees to be paid by Alleghany to FW Cook.

In evaluating our executive compensation program, the Compensation Committee has been advised by FW Cook as to the compensation levels of other companies that might compete with us for executive talent. Competitive market data have been periodically developed by FW Cook from several different sources, including proxy statements. We do not seek to set our executive compensation to any benchmarks or peer group but use the competitive market data to provide insights into our compensation levels, mix and strategies. Our senior officers have all been recruited mid-career, and our compensation must be reasonably competitive with that of their former employers. However, we do not seek to compete for executive talent solely on the basis of compensation. Rather, we also compete by offering a unique professional opportunity to work in a high integrity environment where the focus is on building long-term stockholder value.

Our objective is that a significant portion of the Named Executive Officers’ compensation be tied to Alleghany’s financial performance without encouraging the use of excessive financial leverage and the taking of imprudent risks. Thus, annual cash incentive compensation under the 2010 MIP and long-term equity-based incentives under the 2002 LTIP, 2007 LTIP and 2012 LTIP are “capped” at a maximum payout once a certain level of financial performance is attained, and performance goals are set at realistic levels. Finally, we do not grant stock options to our officers. Our goal is to promote risk-adjusted long-term growth in the intrinsic value of our common stock and not just its market price. We believe that over time intrinsic value will be reflected in the market price of our common stock.

The Compensation Committee determined 2012 salaries and incentive awards for all of the Named Executive Officers except Mr. Brandon at a meeting in January 2012, which followed a January 2012 meeting of the Board, at which the Board reviewed and discussed an evaluation of Mr. Hicks’ 2011 performance and priorities for 2012, a report by Mr. Hicks on management succession and development throughout the Alleghany group, the recommendation of Mr. Hicks regarding the individual performance of each Named Executive Officer except Mr. Brandon, and Alleghany’s strategic plan for 2012-2016. Mr. Brandon’s 2012 salary and incentive awards were negotiated as part of his employment agreement with Alleghany dated as of November 20, 2011, which became effective on March 6, 2012.

In determining Mr. Hicks’ 2012 compensation, the Compensation Committee reviewed Mr. Hicks’ 2011 performance and 2012 priorities, as described above, as well as all components of Mr. Hicks’ 2011 compensation, including annual salary, annual cash incentive compensation in respect of 2011 under the 2010 MIP, long-term incentive compensation under the 2002 LTIP and 2007 LTIP, values of previous awards of restricted stock and benefits under Alleghany’s Deferred Compensation Plan, Alleghany’s Retirement Plan and the medical, long-term disability and other employee welfare plans.

The Compensation Committee determined payouts of 2012 incentive awards for the Named Executive Officers at a meeting in February 2013, following the January 2013 meeting of the Board, at which the Board reviewed and discussed an evaluation of Mr. Hicks’ 2012 performance, the recommendation of Mr. Hicks regarding the individual performance of the other Named Executive Officers, and Alleghany’s financial performance for 2012 and applicable award periods.

Components of Compensation

The components of compensation paid to the Named Executive Officers in respect of 2012 consisted principally of:

•	salaries;

•	cash incentive compensation under the 2010 MIP;

•	annual grants of long-term equity-based incentives;

•	retirement benefits; and

•	savings benefits under our Deferred Compensation Plan.

Set out below in more detail is a description and analysis of each of these components of our compensation program.

Salary

We seek to pay salaries that are sufficiently competitive to attract and retain executive talent. The Compensation Committee generally makes salary adjustments annually, in consultation with our compensation consultant, based on salaries for the prior year, general inflation, individual performance and internal comparability considerations. In 2012, Mr. Hicks received a 25% increase in salary, after taking into account that his last salary increase had occurred six years before, his effective leadership during that time, and internal comparability considerations. Mr. Gorham received no 2012 salary increase. Mr. Dalrymple received a salary increase of 18% and Mr. Borrelli received an increase of 5% based upon the recommendation of Mr. Hicks, taking into account general inflation, individual performance, internal comparability considerations and, with respect to Mr. Dalrymple, his increased responsibilities upon his promotion to Senior Vice President.

Annual Cash Incentive Compensation

We generally pay annual cash incentives to the Named Executive Officers under the 2010 MIP. Target annual incentive awards under the 2010 MIP are stated as a percentage of each Named Executive Officer’s base salary. Target annual incentive awards in respect of performance for 2012 were made to all of the Named Executive Officers except Mr. Brandon by the Compensation Committee on January 27, 2012, and target bonus opportunities were 110% of salary for Mr. Hicks, 65% of salary for each of Messrs. Gorham and Dalrymple and 40% for Mr. Borrelli. Mr. Brandon’s target bonus opportunity of 80% of salary was set forth in his employment agreement with Alleghany. Maximum incentive opportunities for 2012 were 150% of target awards. The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components taking into account competitive considerations, varying levels of responsibility within Alleghany, internal comparability and the implicit impact of the various Named Executive Officer levels on the accomplishment of our financial, strategic and operational objectives.

For 2012, payout of awards under the 2010 MIP to our most senior Named Executive Officers, Messrs. Hicks, Brandon, Dalrymple and Gorham, was tied to the achievement of specified financial performance objectives subject to reduction in respect of Alleghany performance and/or individual performance. The 2012 financial performance goal established by the Compensation Committee for annual incentive awards to Messrs. Hicks, Brandon, Dalrymple and Gorham under the 2010 MIP was based on a funding approach, with a 2012 incentive pool to consist of 4% of 2012 earnings before income taxes, as reported in Alleghany’s audited financial statements, excluding effects of accounting changes, charges for goodwill or intangibles impairment (including other than temporary impairment charges), expenses incurred in connection with actual and potential acquisitions, and after deduction of average catastrophe losses of (i) RSUI, Alleghany’s principal insurance subsidiary, for 2009-2011 of $43.9 million (the “RSUI CAT Average”), but excluding RSUI catastrophe losses in excess of the RSUI CAT Average and (ii) Transatlantic, Alleghany’s principal reinsurance subsidiary, for 2009-2011 of $349.5 million (the “TRH CAT Average”), but excluding TRH catastrophe losses in excess of the TRH CAT Average (the “2012 Incentive Pool”). The use of the RSUI CAT Average and TRH CAT Average rather than the actual amount of RSUI and Transatlantic catastrophe losses in determining the amount of the 2012 incentive pool was based upon the Compensation Committee’s acknowledgement that RSUI and Transatlantic are significant writers of catastrophe exposed property (re)insurance and that management cannot predict the occurrence or severity of catastrophe losses in any particular year. The Compensation Committee set the aggregate maximum for all payouts of awards made in respect of the 2012 Incentive Pool at $4.3 million.

For 2012, 4% of our earnings before income taxes, adjusted to set RSUI catastrophe losses at the RSUI CAT Average and Transatlantic catastrophe losses at the TRH CAT Average, was $32.6 million. Such amount exceeded the $4.3 million aggregate maximum for all payouts of awards made in respect of the 2012 Incentive Pool set by the Compensation Committee in January 2012, so the total amount paid in respect of such awards was capped at $4.3 million. As required for an award intended to be a qualifying award under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), each of Messrs. Hicks, Brandon, Dalrymple and Gorham was allocated an interest in the 2012 Incentive Pool based upon his target award as a percentage of the aggregate target awards in respect of the 2012 Incentive Pool. Thus, for 2012 MIP awards made to Messrs. Hicks, Brandon, Dalrymple and Gorham, financial performance was based upon the 2012 Incentive Pool with the Compensation Committee specifically empowered to reduce awards, individually or in the aggregate, in its discretion and in any amount, based on its evaluation of the overall financial and operational performance of Messrs. Hicks, Brandon, Dalrymple and Gorham and their individual performance.

At its meeting on February 21, 2013, the Compensation Committee evaluated the individual performance of Mr. Hicks, Mr. Hicks’ recommendation regarding the individual performance of Messrs. Brandon, Dalrymple and Gorham, and Alleghany’s overall corporate performance. Regarding individual performance, Mr. Hicks’ recommendations reflected the substantial work that Messrs. Brandon, Dalrymple and Gorham had done in 2012 with respect to completing the

Transatlantic acquisition, integrating the Transatlantic operations with those of Alleghany, particularly with respect to finance, legal and investment oversight, and superior performance in their areas of primary responsibility. With respect to Mr. Hicks’ individual performance, the Compensation Committee noted his leadership in completing the Transatlantic acquisition, his overall responsibility for the successful integration of Transatlantic and superior work with Alleghany’s expanded stockholder base and investor relations development. Following such evaluation, the Compensation Committee authorized individual payouts of 2012 Incentive Pool awards to Messrs. Hicks, Brandon, Dalrymple and Gorham in an aggregate amount equal to the $4.3 million maximum available award payout.

For 2012, Mr. Borrelli (who did not participate in the 2012 Incentive Pool) was assigned a target bonus opportunity as a percentage of salary under the 2010 MIP, with a maximum incentive opportunity equal to 150% of his target award. Payout of the award under the 2010 MIP for 2012 for Mr. Borrelli was based on individual performance goals relating to his primary responsibilities including the development, implementation, and administration of accounting policies and oversight of Alleghany’s accounting and financial controls functions, including as they relate to filings with the SEC and other regulatory reports. At its meeting on February 21, 2013, the Compensation Committee evaluated Mr. Hicks’ recommendation regarding Mr. Borrelli’s superior individual performance with respect to his primary responsibilities, particularly with respect to integrating Transatlantic’s financial reporting function. Following such evaluation, the Compensation Committee authorized payout of a 2012 award under the 2010 MIP to Mr. Borrelli. The award to Mr. Borrelli for 2012 under the 2010 MIP was not intended to be a qualifying award for purposes of Section 162(m) of the Code.

Annual cash incentives for 2013 under the 2010 MIP will be paid pursuant to target awards established by the Compensation Committee for the Named Executive Officers in January 2013.

Long-Term Equity Based Incentive Compensation

In 2012, we made awards of long-term incentive compensation to the Named Executive Officers under our 2007 LTIP. Historically, long-term incentive awards have been made in the form of performance shares and, in a few cases, performance-based restricted stock, and have been structured in a manner intended to qualify as performance-based for purposes of Section 162(m) of the Code. The 2007 LTIP expired by its terms in April 2012, and stockholders approved the 2012 LTIP, the provisions of which are essentially the same as the provisions of the 2007 LTIP, at the 2012 Annual Meeting of Stockholders.

For the 2012-2015 award period, the Compensation Committee based the number of performance shares awarded to each Named Executive Officer upon a percentage of such officer’s 2012 salary divided by the average closing price of common stock for the 30-day period prior to the mailing of material for the meeting of the Compensation Committee at which such awards were made. Such percentages of 2012 salary were 200% for Mr. Hicks, 160% for Mr. Brandon, 120% for each of Mr. Dalrymple and Mr. Gorham and 60% for Mr. Borrelli. The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components taking into account competitive considerations, varying levels of responsibility within Alleghany, internal comparability and the implicit impact of the various Named Executive Officers on the accomplishment of our financial, strategic and operational objectives.

In making awards for the 2012-2015 period, the Compensation Committee took account of (i) Alleghany’s financial objective of increasing book value per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks, (ii) prevailing financial and economic conditions and uncertainties and (iii) the alignment of performance goals with Alleghany’s near-term strategy, with a particular emphasis on maintaining Alleghany’s financial strength. Taking into account such conditions, Alleghany’s strategy, the prevailing 10-year U.S. Treasury rates and prevailing equity risk premiums adjusted for Alleghany’s estimated stock volatility relative to the market, the Compensation Committee set the following performance goals for the 2012-2015 awards:

•

maximum payouts at 150% of the value of one share of common stock on the payout date for average annual compound growth in our Book Value Per Share (as defined by the Compensation Committee pursuant to the 2007 LTIP) of 8.5% or more over the four-year award period ending December 31, 2015, as adjusted for stock dividends and as adjusted for performance relative to the S&P 500 Index (as discussed below);

•

target payouts at 100% of the value of one share of common stock on the payout date if such growth equals 6%, payouts at 50% of the value of one share of common stock on the payout date if such growth equals 4.25%, payouts at 30% of the value of one share of common stock on the payout date if such growth equals 3.5%, payouts for growth between the foregoing levels to be determined by straight line interpolation; and

•	no payouts if such growth is less than 3.5%.

With regard to performance shares awarded for the 2012-2015 period, provided that Alleghany’s average compound annual growth in Book Value Per Share for the 2012-2015 period is positive, it will be adjusted to include the excess, if any, of such average annual compound growth over the Total Return on the S&P 500 Index (whether positive or negative and as calculated by Bloomberg Finance) for such period. To the extent that the Total Return on the S&P 500 Index over a four-year period measures the U.S. earnings environment, growth in Alleghany’s Book Value Per Share at a greater rate may be considered a measure of Alleghany’s performance in preserving stockholder value. Since performance share awards are capped and tied to stock price, the Compensation Committee considered that the relative performance adjustment should not create any disconnect with Alleghany’s goal of increasing stockholder value. This relative performance adjustment based on comparison with the Total Return on the S&P 500 Index was eliminated for performance share awards made by the Compensation Committee in January 2013 for the 2013-2016 award period.

Perquisites

Our general practice is to not provide perquisites or other personal benefits to our Named Executive Officers. In 2012, no Named Executive Officer received more than $10,000 in perquisites or other personal benefits.

Compensation Policies and Practices Relating to Risk Management

Risk analysis has always been part of Alleghany’s review and design of its group-wide executive incentive plans, and the Compensation Committee regularly monitors compensation policies, practices and outstanding awards to determine whether its risk management and incentive objectives are being met with respect to group-wide employee incentives. Alleghany’s material risks include investment risk (debt and equity), as well as catastrophe losses and material mispricing of risk at Alleghany’s insurance and reinsurance subsidiaries. The Board’s and management’s risk oversight is discussed on pages 3 and 4. The Compensation Committee does not believe that risks arising from Alleghany’s group-wide compensation policies and practices for its employees are reasonably likely to have a material adverse effect on Alleghany. In this regard, as discussed on page 32, Alleghany’s short and long-term incentive plans are capped at individual levels so not to incent imprudent risk taking to achieve outsized payouts. In addition, Alleghany officers are required to own a substantial amount of common stock to ensure that they maintain a significant stake in Alleghany’s long-term success, Alleghany also has in place a compensation clawback policy applicable to its officers to further discourage imprudent risk taking, and Alleghany does not grant stock options to officers as it does not wish to reward or punish them for exogenous short-term market price movements. The managements of Alleghany’s insurance and reinsurance subsidiaries are incented to write profitable business and have no incentives to grow premium volume by underpricing risk. The Compensation Committee seeks to set realistic incentive goals, monitors them in light of economic conditions and Alleghany’s strategy and risk tolerance, and will consider appropriate adjustments in respect thereof in the event of any conflict between incentives and the Board’s strategy and risk tolerance.

Retirement Plan

We offer retirement plan benefits to all our employees. Retirement benefits for our Named Executive Officers are provided under the Retirement Plan. We believe the Retirement Plan provides a competitive advantage in helping Alleghany attract senior-level talent. In addition, the benefits offered by the Retirement Plan provide an important stable component of total compensation. Under the Retirement Plan, a participant must have completed five years of service with Alleghany or a subsidiary of Alleghany before he or she is vested in, and thus has a right to receive, any retirement benefits following his or her termination of employment. Prior to January 1, 2011, the annual retirement benefit under the Retirement Plan, if paid in the form of a joint and survivor life annuity to a married participant who retires on reaching age 65 with 15 or more years of service, was equal to 67% of the participant’s highest average annual base salary and annual cash bonus over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. On December 13, 2010, pursuant to authority delegated by the Board, the Compensation Committee amended the Retirement Plan, effective January 1, 2011, by eliminating the inclusion of annual cash bonuses earned for years subsequent to 2010 in the computation of benefits. As amended, the annual retirement benefit would be the greater of (i) the retirement benefit accrued by the participant at December 31, 2010, based upon eligibility for vesting and years of service credited at such date, pursuant to the benefit formula in effect at December 31, 2010, or (ii) a full service retirement benefit, if paid in the form of a joint and survivor annuity to a married participant who retires on reaching age 65 with 15 or more years of service, equal to 67% of the participant’s highest average annual base salary over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. Long-term incentives are not taken into account in computing retirement benefits.

Deferred Compensation Plan

Alleghany credits an amount equal to 15% of a Named Executive Officer’s base salary to the Deferred Compensation Plan each year. Entitlement to this savings benefit is not based on performance. As it is Alleghany’s intention that a significant portion of compensation for our Named Executive Officers be contingent on performance objectives, the savings benefit offered by the Deferred Compensation Plan provides a stable component of total compensation. In addition, the Deferred Compensation Plan permits our Named Executive Officers to elect to defer the receipt, and thus the taxation, of all or part of their base salary and their annual cash bonus. A participant may choose to have savings benefit credit amounts and deferred salary and bonus amounts either credited with interest, treated as though invested in our common stock or increased or decreased by an amount proportionate to the growth or decline in our stockholders’ equity per share.

Financial Statement Restatements

It is our Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation awarded or paid to any of our officers where the award or payment was predicated upon the achievement of performance goals that were subsequently restated or otherwise adjusted in a manner that would reduce the size of any such award or payment. In this regard, the Compensation Committee is authorized to have Alleghany seek to recover any amount the Compensation Committee determines was inappropriately received by any officer.

Executive Officer Stock Ownership Guidelines

We expect our executive officers to achieve ownership of our common stock, having an aggregate value (based upon the higher of market value or book value) equal to a multiple of base salary, as follows: for our President and chief executive officer, the multiple is five times base salary; for our Executive Vice President, the multiple is four times base salary; for Senior Vice Presidents, the multiple is three times base salary; and for Vice Presidents, the multiple is one times base salary. We expect our executive officers to retain 75% of the shares of common stock (net of taxes) awarded under our long-term incentive plans until they achieve their applicable ownership levels, and they are expected to maintain such levels thereafter.

Tax Considerations

We are not allowed a deduction under the Code for any compensation paid to a “covered employee” in excess of $1.0 million per year, subject to certain exceptions. In general, “covered employees” include our President and our three other most highly compensated executive officers (not including our chief financial officer) who are in our employ and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements under Section 162(m) of the Code for “performance-based compensation.” In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the board of directors composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals have been achieved prior to the payment of such compensation. Such requirements permit the committee administering the plan to make discretionary adjustments to performance goals that would reduce payouts but do not permit discretionary adjustments to performance goals that would increase payouts.

Although the Compensation Committee believes that establishing appropriate compensation arrangements to retain and incent our executive officers best serves our interests and the interests of our stockholders, the Compensation Committee also believes that, when appropriate, consideration should be given to seeking to maximize the deductibility of the compensation paid to our executive officers.

The 2010 MIP permits the Compensation Committee to grant awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code (“qualifying awards”) and awards that are not intended to qualify as “performance-based” compensation (“non-qualifying awards”). Consistent with the 2010 MIP and the Compensation Committee’s consideration and balancing of its executive compensation objectives, the amounts identified under the Non-Equity Incentive Plan column of the Summary Compensation Table on page 50 paid to Messrs. Hicks, Brandon, Dalrymple and Gorham for 2012, Messrs. Hicks and Gorham for 2011 and for all Named Executive Officers for 2010 are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. The amounts reflected in such column for Messrs. Dalrymple and Borrelli for 2011, as well as the cash bonuses paid to Mr. Borrelli for 2011 and to Mr. Dalrymple for 2010 identified under the Bonus column of the Summary Compensation Table, do not qualify as “performance-based compensation” for purposes of Section 162(m). All of the performance shares awarded to the Named Executive Officers, as well as restricted stock awards to such officers, under the 2002 LTIP, the 2007 LTIP and 2012 LTIP are intended to quality as “performance-based” compensation for purposes of Section 162(m) of the Code.

EXECUTIVE COMPENSATION

The information under this heading relates to the compensation of Alleghany’s Named Executive Officers during 2012, 2011 and 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compen- sation(5)	Total
Weston M. Hicks,	2012	$1,250,000		—	$2,514,334	$2,062,500	$1,259,316	$245,581	$7,331,731
President and CEO	2011	$1,000,000		—	$2,006,415	$2,150,000	$1,922,260	$268,182	$7,346,857
	2010	$1,000,000		—	$1,976,413	$1,650,000	$821,990	$188,066	$5,636,469

Joseph P. Brandon	2012	$821,970	(7)	—	$10,521,105	$1,200,000	$338,632	$4,174,312	$17,056,019
EVP(6)

Christopher K. Dalrymple,	2012	$450,000		—	$543,192	$438,750	$229,931	$119,780	$1,781,653
SVP, General Counsel	2011	$380,000		—	$228,804	$370,500	$331,084	$123,238	$1,433,626
and Secretary	2010	$320,000		$115,200	$189,766	$192,000	$161,760	$68,476	$1,047,202

Roger B. Gorham,	2012	$550,000		—	$663,997	$536,250	$237,544	$144,586	$2,132,377
SVP-Finance	2011	$550,000		—	$662,151	$536,250	$359,561	$157,775	$2,265,737
and Investments	2010	$530,000		—	$628,431	$516,750	$462,259	$106,646	$2,244,086
and CFO

Jerry G. Borrelli,	2012	$390,000		—	$235,326	$234,000	$149,806	$111,622	$1,120,754
VP and CAO	2011	$370,000		$100,000	$222,662	$222,000	$218,112	$116,579	$1,249,353
	2010	$360,000		—	$213,419	$216,000	$140,727	$77,658	$1,007,804

(1)	Reflects (i) a cash bonus paid to Mr. Borrelli for 2011 in recognition of his superior performance and increased workload in connection with Alleghany’s acquisition of Transatlantic and (ii) a cash bonus paid to Mr. Dalrymple for 2010 in recognition of his assumption of increased responsibilities.

(2)	Represents the grant date fair value of performance shares granted to the Named Executive Officers listed below under the 2007 LTIP, and computed in accordance with ASC 718. For information on the valuation assumptions used in these computations, see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The grant date fair value of such performance shares, assuming payouts at maximum, is as follows:

Name	2012	2011	2010
Mr. Hicks	$3,771,502	$3,009,622	$2,964,619
Mr. Dalrymple	$814,788	$343,207	$284,649
Mr. Gorham	$995,995	$993,226	$942,647
Mr. Borrelli	$352,989	$333,993	$320,129

For Mr. Brandon, represents the grant date fair value, as computed in accordance with ASC 718, of (i) 12,403 performance shares granted to him under the 2007 LTIP for all outstanding award periods (as described on pages 53 and 54), with a grant date fair value of $4,007,409 assuming payouts at maximum, (ii) 11,137 shares of fully-vested, non-forfeitable restricted common stock awarded to him under the 2007 LTIP pursuant to a success shares award agreement (the terms of which are described in more detail on page 57), with a grant date fair value of $3,598,365, and (iii) 9,023 restricted stock units granted to him under the 2007 LTIP pursuant to a restricted stock unit matching agreement (the terms of which are described in more detail on page 58), with a grant date fair value of $2,915,331.

(3)	Represents cash incentive earned in respect of 2012 and 2011 pursuant to awards under the 2010 MIP and in respect of 2010 pursuant to awards under the 2005 MIP. For Mr. Hicks, this amount also includes his cash award of $500,000 in February 2012 in respect of 2011 performance under the ACP Incentive Program. This program provided cash incentives to select officers of Alleghany and the investment personnel of our subsidiary Alleghany Capital Partners LLC to the extent the performance of a designated portfolio of public equities and cash investments exceeded the performance that would have been achieved if the designated portfolio had a total return equal to the Total Return of the S&P 500. The ACP Incentive Program was discontinued in January 2012, with no further payouts made to any participant, including Mr. Hicks.

(4)	Reflects change in actuarial present value of pension benefits during 2012, 2011 and 2010.

(5)	All Other Compensation amounts reflect the following items:

Name	Year	Post-Retirement Medical Plan(a)	Life Insurance and Long Term- Disability(b)	Tax Reimbursement(c)	Savings Benefit(d)	Success Fee Arrangement(e)	Consulting Arrangement(f)	Total
Weston M. Hicks	2012	$35,218	$13,320	$11,105	$185,938	—	—	$245,581
	2011	$98,526	$10,700	$8,956	$150,000	—	—	$268,182
	2010	$19,930	$10,620	$7,516	$150,000	—	—	$188,066

Joseph P. Brandon	2012	$146,033	$6,437	$4,797	$117,045	$3,500,000	$400,000	$4,174,312

Christopher K. Dalrymple	2012	$43,031	$5,550	$4,136	$67,063	—	—	$119,780
	2011	$57,459	$5,236	$3,918	$56,625	—	—	$123,238
	2010	$12,098	$4,908	$3,595	$47,875	—	—	$68,476

Roger B. Gorham	2012	$50,539	$6,616	$4,931	$82,500	—	—	$144,586
	2011	$64,141	$6,440	$4,819	$82,375	—	—	$157,775
	2010	$16,398	$6,204	$4,544	$79,500	—	—	$106,646

Jerry G. Borrelli	2012	$43,617	$5,518	$4,112	$58,375	—	—	$111,622
	2011	$51,784	$5,352	$4,005	$55,438	—	—	$116,579
	2010	$14,694	$5,210	$3,816	$53,938	—	—	$77,658

(a)	Amounts represent the change in Post-Retirement Medical Plan benefit value during each of the years presented.

(b)	Amounts represent the dollar value of the insurance premiums paid by Alleghany for the benefit of such individuals for life insurance and long-term disability insurance maintained by Alleghany on their behalf in each of the years presented. These life insurance policies provide a death benefit to each such officer if he is an employee at the time of his death equal to four times the amount of his annual salary at January 1 of the year of his death. These long-term disability insurance policies provide disability insurance coverage to each such officer in the event he becomes disabled (as defined in such policies) during his employment with Alleghany.

(c)	Amounts represent the reimbursement of taxes, and the reimbursement itself, on income imputed to such individuals pursuant to Alleghany’s life insurance and long-term disability policies as described above in each of the years presented.

(d)	Reflects savings benefits amounts credited by Alleghany pursuant to the Deferred Compensation Plan in each of the years presented. The method for calculating earnings on the savings benefit amounts under the Deferred Compensation Plan is set out on pages 65 and 66 in the narrative accompanying the Nonqualified Deferred Compensation table.

(e)	Reflects the cash portion of a payout made to Mr. Brandon pursuant to a success shares award agreement (the terms of which are described in more detail on page 57).

(f)	Reflects cash compensation received by Mr. Brandon for the consulting services provided to Alleghany from January 1, 2012 to March 6, 2012 pursuant to a consulting arrangement entered into with Alleghany.

(6)	Joseph P. Brandon was named an Executive Vice President of Alleghany on March 6, 2012, upon the closing of the acquisition of Transatlantic. During the period from September 15, 2011 through the closing date, Mr. Brandon was engaged by Alleghany as a consultant.

(7)	Represents pro rata portion of 2012 annual base salary of $1,000,000, reflecting Mr. Brandon’s commencement of employment with Alleghany in March 2012.

Grants of Plan-Based Awards in 2012

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Weston M. Hicks	January 17, 2012	$1,100,000	$1,375,000	$2,062,500	2,641	8,804	13,206	—	$2,514,334
Joseph P. Brandon	March 6, 2012	$640,000	$800,000	$1,200,000	1,488	4,961	7,442	—	$1,602,899
	March 6, 2012(4)	—	—	—	1,116	3,721	5,581	—	$1,202,255
	March 6, 2012(4)	—	—	—	744	2,481	3,721	—	$801,611
	March 6, 2012(4)	—	—	—	372	1,240	1,860	—	$400,644
	March 6, 2012(5)	—	—	—	—	—	—	11,137	$3,598,365
	March 6, 2012(6)	—	—	—	—	—	—	9,023	$2,915,331
Christopher K. Dalrymple	January 17, 2012	$234,000	$292,500	$438,750	571	1,902	2,853	—	$543,192
Roger B. Gorham	January 17, 2012	$286,000	$357,500	$536,250	698	2,325	3,488	—	$663,997
Jerry G. Borrelli	January 17, 2012	$124,800	$156,000	$234,000	247	824	1,236	—	$235,326

(1)	Reflects awards under the 2010 MIP. Under the award opportunity granted on January 17, 2012 to Messrs. Hicks, Dalrymple and Gorham and granted on March 6, 2012 to Mr. Brandon, threshold amounts reflect estimated possible payout if Adjusted Earnings Per Share equal 81% of Target Plan Earnings Per Share and maximum amounts reflect estimated possible payout if Adjusted Earnings Per Share equal 110% of Target Plan Earnings Per Share. If Adjusted Earnings Per Share is 80% or below of Target Plan Earnings Per Share, no payment would be made. For Mr. Borrelli, threshold, target and maximum amount reflects the range of award that he could have earned based upon individual performance.

(2)	Reflects gross number of shares of common stock payable in connection with awards of performance shares for the 2012-2015 award period granted under the 2007 LTIP and additional performance share awards made to Mr. Brandon as discussed in Note (4) below. Threshold amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals 3.5% in the award period; target amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals 6% in the award period; and maximum amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals or exceeds 8.5% in the award period (each as adjusted as described above). If average annual compound growth in Book Value Per Share is less than 3.5%, none of these performance shares would be payable. The determination of average annual compound growth in Book Value Per Share for purposes of determining payouts of these awards is subject to adjustment for stock dividends and, provided that the average annual compound growth in Book Value Per Share for the 2012-2015 award period, as adjusted for stock dividends, is positive, will also be adjusted to include the excess, if any, of such average annual compound growth over the Total Return on the S&P 500 Index (whether positive or negative and as calculated by Bloomberg Finance) for such period.

(3)	Reflects 2012 ASC 718 value of performance share awards for the 2012-2015 award period under the 2007 LTIP for the Named Executive Officer, assuming payouts at target, and additional performance shares, restricted stock units and restricted stock awards to Mr. Brandon awarded in connection with his commencement of employment with Alleghany as discussed in Notes (4), (5) and (6) below.

(4)	Reflect performance share awards made to Mr. Brandon under the 2007 LTIP in connection with his commencement of employment at Alleghany in March 2012 as follows: (i) 3,721 performance shares for the three-year award period ending December 31, 2014, (ii) 2,481 performance shares for the two-year award period ending December 31, 2013, and (iii) 1,240 performance shares for the one-year award period ending December 31, 2012, subject to achievement of the same performance objectives for such award periods as applicable to the other Named Executive Officers.

(5)	Reflects award under the 2007 LTIP of 11,137 fully vested and non-forfeitable shares of common stock pursuant to a success shares award agreement. These shares are subject to restrictions upon transfer until the earliest to occur of (i) March 6, 2015, (ii) Mr. Brandon’s termination of employment for any reason or (iii) a merger approved by the Board effectuated by a tender offer or other major corporate transaction approved by the Board with respect to Alleghany’s common stock.

(6)	Reflects award under the 2007 LTIP of 9,023 restricted stock units under a restricted stock unit matching grant agreement that vest over a seven-year period, with 15% of the restricted stock units vesting on each of the first six anniversaries of the date of grant and 10% of the restricted stock units vesting on the seventh anniversary of the date of grant, subject to holding requirements as described in more detail on page 58.

Narrative Discussion Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement with Weston M. Hicks

On October 7, 2002, Alleghany and Mr. Hicks entered into an employment agreement pursuant to which Mr. Hicks agreed to serve as Executive Vice President of Alleghany. Pursuant to the terms of this employment agreement:

•	Mr. Hicks’ salary is to be reviewed annually.

•	If Mr. Hicks’ employment is terminated by Alleghany other than for “Cause” or other than in the case of his “Total Disability,” Alleghany will continue to pay his base salary in accordance with Alleghany’s regular payroll practices after such termination until such payments aggregate $1,000,000 on a gross basis. “Cause” is defined as conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board of Alleghany after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of Mr. Hicks’ duties; and “Total Disability” is defined as Mr. Hicks’ inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

•

Mr. Hicks and Alleghany entered into a restricted stock unit matching grant agreement dated as of October 7, 2002, whereby Mr. Hicks received a restricted stock unit matching grant under the 2002 LTIP of two restricted stock units for every share of common stock Mr. Hicks purchased or received pursuant to stock dividends on those purchased shares, or “Owned Shares,” on or before September 30, 2003 up to a maximum of 30,000 restricted stock units in respect of up to a maximum of 15,000 Owned Shares (in each case subject to increase to reflect any stock dividend paid in 2003). Material terms of this matching grant agreement, or the “Matching Grant Agreement,” are discussed below. On August 25, 2003, Mr. Hicks purchased 10,000 shares of common stock and Alleghany credited him with 23,433 restricted stock units (as adjusted for stock dividends). All of the restricted stock units vested on October 7, 2012 and were paid out in shares of common stock.

•

Mr. Hicks received a grant of 29,877 performance-based restricted shares of common stock (which includes shares received in subsequent stock dividends which were similarly restricted) under the 2002 LTIP upon his election as chief executive officer of Alleghany. Material terms of this restricted stock agreement are discussed on page 56. On February 21, 2013, the Compensation Committee determined that the performance goal for such award had been achieved as of December 31, 2012 and as a result, the restricted stock award of 29,877 shares vested and were paid out in shares of common stock in February 2013.

The employment agreement was the result of an arm’s-length negotiation between the Executive Committee of the Board and Mr. Hicks and was approved by the Compensation Committee and the Board. The Executive Committee determined that such provisions were appropriate and helpful in recruiting Mr. Hicks, and the Compensation Committee and the Board approved such determination.

2002 Restricted Stock Unit Matching Grant Award to Mr. Hicks

On August 25, 2003, Mr. Hicks purchased 10,000 shares of common stock and, pursuant to the Matching Grant Agreement, Alleghany credited him with 23,433 restricted stock units, as adjusted for stock dividends. These restricted stock units were notional units of measurement denominated in shares of common stock and entitled Mr. Hicks to payment on account of such restricted stock units in an amount equal to the Fair Market Value, as defined in the Matching Grant Agreement, on the payment date of a number of shares of common stock equal to the number of restricted stock units to which Mr. Hicks was entitled to payment. Mr. Hicks was required to maintain unencumbered beneficial ownership of the Owned Shares continuously throughout the period commencing with the initial purchase of Owned Shares and ending October 7, 2012. To the extent he had failed to do so, he would have forfeited two restricted stock units for each Owned Share with respect to which he had not maintained unencumbered beneficial ownership for the required period of time. All of the restricted stock units vested on October 7, 2012 and were paid out in shares of common stock.

2004 Restricted Stock Award to Mr. Hicks

Upon his appointment as President and chief executive officer of Alleghany on December 31, 2004, Mr. Hicks received 29,877 shares of restricted common stock (as adjusted for stock dividends paid since the date of his employment agreement) awarded as a challenge grant under the 2002 LTIP as set forth in a restricted stock award agreement dated as of December 31, 2004 between Mr. Hicks and Alleghany. Such shares of restricted stock were to vest:

•

if Alleghany achieved average annual compound growth in Stockholders’ Equity Per Share (as defined in the award agreement) equal to 10% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011; or

•

if the performance goal set forth in clause (i) above has not been achieved as of December 31, 2011, when Alleghany achieved average annual compound growth in Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2012, 2013 or 2014.

On February 21, 2013, the Compensation Committee determined that average annual growth in Stockholders’ Equity Per Share for the period January 1, 2005 through December 31, 2012 exceeded 7% and as a result, the restricted stock award of 29,877 shares vested and were paid out in shares of common stock in February 2013.

Employment Agreement with Joseph P. Brandon

On November 20, 2011, Alleghany and Mr. Brandon entered into an employment agreement which became effective on March 6, 2012 upon the closing of the Transatlantic acquisition, under which Mr. Brandon agreed to serve as Executive Vice President of Alleghany. Pursuant to the terms of this employment agreement:

•	Mr. Brandon’s salary is to be reviewed annually for increases but shall not be decreased.

•

If Mr. Brandon’s employment is terminated by Alleghany other than for “Cause” or other than in the case of his “Total Disability,” Alleghany will continue to pay his base salary in accordance with Alleghany’s regular payroll practices after such termination until such payments aggregate $1,000,000 on a gross basis. “Cause” is defined as conviction of a felony; willful failure to implement reasonable directives of Alleghany’s chief executive officer after written notice, which failure is not corrected within ten days following notice thereof; or willful gross misconduct in connection with the performance of any of Mr. Brandon’s duties; and “Total Disability” is defined as Mr. Brandon’s inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

•

Mr. Brandon and Alleghany entered into a restricted stock unit matching grant agreement dated as of March 6, 2012, whereby Mr. Brandon was to receive a restricted stock unit matching grant under the 2007 LTIP of one restricted stock unit for every share of common stock Mr. Brandon purchased or received pursuant to stock dividends on those purchased shares, or “JPB Owned Shares,” on or before September 3, 2012 up to a maximum of $5.0 million worth of common stock. Material terms of this matching grant agreement, or the “JPB Matching Grant Agreement,” are discussed below.

•

Mr. Brandon and Alleghany entered into a success shares award agreement dated as of March 6, 2012, pursuant to which Mr. Brandon received an award (i) under the 2007 LTIP of 11,137 fully vested and non-forfeitable shares of common stock and (ii) a lump sum cash payment in the amount of $3.5 million. These shares are subject to restrictions upon transfer until the earliest to occur of (i) March 6, 2015, (ii) Mr. Brandon’s termination of employment for any reason or (iii) a merger approved by the Board effectuated by a tender offer or other major corporate transaction approved by the Board with respect to Alleghany’s common stock.

The employment agreement was the result of an arm’s-length negotiation between the Board and Mr. Brandon and was approved by the Compensation Committee and the Board. The Board determined that such provisions were appropriate and helpful in recruiting Mr. Brandon and completing the Transatlantic acquisition.

2012 Restricted Stock Unit Matching Grant Award to Mr. Brandon

Between March 6, 2012 and September 3, 2012, Mr. Brandon purchased 9,023 shares of common stock and, pursuant to the JPB Matching Grant Agreement, Alleghany credited him with 9,023 restricted stock units. These restricted stock units are notional units of measurement denominated in shares of common stock and entitle Mr. Brandon to payment on account of such restricted stock units in an amount equal to the Fair Market Value, as defined in the JPB Matching Grant Agreement, on the payment date of a number of shares of common stock equal to the number of restricted stock units to which Mr. Brandon is entitled to payment.

Pursuant to the terms of the JPB Matching Grant Agreement, the restricted stock units vest over a seven-year period, with 15% of the restricted stock units vesting on each of the first six anniversaries of the date of grant and 10% of the restricted stock units vesting on the seventh anniversary of the date of grant. The restricted stock units are to be paid in cash and/or shares of common stock, as the Compensation Committee may determine within ten business days of the applicable vesting date. If Mr. Brandon is terminated without Cause or by reason of his death or Total Disability (as such terms are defined in the JPB Matching Grant Agreement), the restricted stock units scheduled to vest during such year shall vest on a pro rata basis for the amount of time Mr. Brandon was employed during such year. If Mr. Brandon voluntarily terminates his employment or Alleghany terminates his employment for Cause, all unvested restricted units shall be forfeited. Mr. Brandon has no voting or other rights in respect of the restricted stock units.

Mr. Brandon must maintain unencumbered beneficial ownership of the JPB Owned Shares continuously throughout the period commencing with the initial purchase of JPB Owned Shares and ending on the earliest to occur of (i) March 6, 2019, (ii) Mr. Brandon’s termination of employment for any reason or (iii) a merger approved by the Board effectuated by a tender offer or other major corporate transaction approved by the Board with respect to Alleghany’s common stock. To the extent Mr. Brandon fails to do so, he will forfeit one restricted stock unit for each JPB Owned Share with respect to which he has not maintained unencumbered beneficial ownership for the required period of time.

2004 Restricted Stock Award to Mr. Gorham

In connection with commencing employment with Alleghany as Senior Vice President — Finance, Alleghany and Mr. Gorham entered into a restricted stock award agreement dated as of December 21, 2004. Under this agreement, Mr. Gorham received 4,095 shares of restricted common stock (as adjusted for stock dividends paid since the date of the agreement) awarded as a challenge grant under the 2002 LTIP, which were to vest:

•

if Alleghany achieves average annual compound growth in Stockholders’ Equity Per Share (as defined in the award agreement) equal to 10% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011; or

•

if the performance goal set forth in clause (i) above has not been achieved as of December 31, 2011, when Alleghany achieves average annual compound growth in Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2012, 2013 or 2014.

On February 21, 2013, the Compensation Committee determined that average annual growth in Stockholders’ Equity Per Share for the period January 1, 2005 through December 31, 2012 exceeded 7% and as a result, the restricted stock award of 4,095 shares vested and were paid out in shares of common stock in February 2013.

Letter Agreement with Mr. Gorham

Effective February 21, 2013, Mr. Gorham and Alleghany entered into a letter agreement which provides for continued payments to Mr. Gorham of his base salary until such payments aggregate $1.2 million on a gross basis, payable in accordance with Alleghany’s normal payroll and procedures, following termination of his employment other than for Cause or in the event of his death or Total Disability. “Cause” is defined as conviction of a felony; willful failure to implement reasonable directives of Alleghany’s chief executive officer after written notice, which failure is not corrected within ten days following notice thereof; or willful gross misconduct in connection with the performance of any of Mr. Gorham’s duties; and “Total Disability” is defined as Mr. Gorham’s inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Weston M. Hicks	—		—	11,254	(1)	$3,740,416
	—		—	11,475	(2)	$3,813,862
	—		—	9,995	(3)	$3,322,101
	—		—	13,206	(4)	$4,389,146
	—		—	29,877	(5)	$9,930,024
Joseph P. Brandon	9,023	(6)	$2,998,884	1,860	(1)	$618,190
	—		—	3,722	(2)	$1,236,878
	—		—	5,582	(3)	$1,855,067
	—		—	7,442	(4)	$2,473,257
Christopher K. Dalrymple	—		—	1,012	(1)	$336,480
	—		—	1,102	(2)	$366,189
	—		—	1,140	(3)	$378,841
	—		—	2,853	(4)	$948,223
Roger B. Gorham	—		—	3,578	(1)	$1,189,317
	—		—	3,649	(2)	$1,212,676
	—		—	3,299	(3)	$1,096,349
	—		—	3,488	(4)	$1,159,106
	—		—	4,095	(7)	$1,361,036
Jerry G. Borrelli	—		—	1,181	(1)	$392,560
	—		—	1,239	(2)	$411,833
	—		—	1,109	(3)	$368,670
	—		—	1,236	(4)	$410,797

(1)	Performance shares granted under the 2007 LTIP, calculated at maximum payout, which vest after completion of the award period ending December 31, 2012.

(2)	Performance shares granted under the 2007 LTIP, calculated at maximum payout, which vest after completion of the award period ending December 31, 2013.

(3)	Performance shares granted under the 2007 LTIP, calculated at maximum payout, which vest after completion of the award period ending December 31, 2014.

(4)	Performance Shares granted under the 2007 LTIP, calculated at maximum payout, which vest after completion of the award period ending December 31, 2015.

(5)	Restricted stock awarded as a challenge grant under the 2002 LTIP which vests after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing on January 1, 2005 and ending on December 31, 2012, 2013 or 2014. On February 21, 2013, the Compensation Committee determined that the performance goal had been achieved as of December 31, 2012 and, as a result, the shares of restricted stock vested and were paid out in February 2013. The terms of this award are described in more detail on page 56.

(6)	Restricted stock units granted under the 2007 LTIP which vest over a seven year period, with 15% vesting on each of the first six anniversaries of date of grant and 10% vesting on the seventh anniversary of the date of grant. The terms of this award are described in more detail on page 58.

(7)	Restricted stock award granted under the 2002 LTIP which vested after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing on January 1, 2005 and ending on December 31, 2012, 2013 or 2014. On February 21, 2013, the Compensation Committee determined that the performance goal had been achieved as of December 31, 2012 and, as a result, the shares of restricted stock vested and were paid out in February 2013. The terms of this award are described in more detail on page 59.

2012 Stock Vested

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting	Dollar Value Realized on Vesting
Weston M. Hicks(2)	26,242	$9,069,237
Joseph P. Brandon(3)	11,137	$3,598,365
Christopher K. Dalrymple	236	$71,061
Roger B. Gorham	893	$268,887
Jerry G. Borrelli	287	$86,417

(1)

For each of Mr. Hicks, Dalrymple, Gorham and Borrelli, includes the gross amount of performance shares which vested upon certification of performance by the Compensation Committee on February 23, 2012 with respect to the award period ending December 31, 2011. Payouts of such performance shares were made at 52.86% of target. The gross number of performance shares vested, and the form of payment, was as follows: Mr. Hicks, 2,809 shares with a dollar value of $845,804 (paid entirely in cash); Mr. Dalrymple, 236 shares with a dollar value of $71,061 (paid in the form of 150 shares of common stock and $25,895 in cash).

Mr. Gorham, 893 shares with a dollar value of $268,887 (paid in the form of 570 shares of common stock and $97,257 in cash); and Mr. Borrelli, 287 shares with a dollar value of $86,417 (paid in the form of 38 shares of common stock and $74,975 in cash). For Mr. Hicks, also includes the vesting of a restricted stock unit matching grant (see Note (2) below).

(2)	Includes 23,433 restricted stock units which vested on October 7, 2012 pursuant to the Matching Grant Agreement. The dollar value of such restricted stock units was $8,223,433 and was paid in the form of 11,641 shares of common stock and $4,085,402 in cash. The terms of this award are described in more detail on pages 55 and 56.

(3)	Reflects the payout of a success shares award on March 6, 2012 pursuant to the terms of Mr. Brandon’s employment agreement with Alleghany. The terms of such award are described in more detail on page 57.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Weston M. Hicks	Alleghany Corporation Retirement Plan	10	$9,671,426	—
Joseph P. Brandon	Alleghany Corporation Retirement Plan	1	$338,632	—
Christopher K. Dalrymple	Alleghany Corporation Retirement Plan	11	$1,314,580	—
Roger B. Gorham	Alleghany Corporation Retirement Plan	8	$2,169,582	—
Jerry G. Borrelli	Alleghany Corporation Retirement Plan	6	$900,420	—

(1)	Reflects the estimated present value of the retirement benefit accumulated under the Retirement Plan as of December 31, 2012 by the Named Executive Officers, based in part on (i) their years of service as of such date, as indicated in the table, and (ii) the Named Executive Officers’ average compensation as of December 31, 2012 as determined under the Retirement Plan, which was $2,425,000 for Mr. Hicks; $1,000,000 for Mr. Brandon; $995,075 for Mr. Gorham; $473,600 for Mr. Dalrymple; and $549,400 for Mr. Borrelli. The actuarial assumptions used to compute the present values are: a discount rate of 4.00% for pre-retirement interest, a 30-year U.S. treasury rate of 4.00% for post-retirement interest and the 2013 Internal Revenue Service prescribed mortality tables for the current valuation year with separate tables for annuitants and non-annuitants.

The Retirement Plan provides retirement benefits for our employees who are elected officers and those who are designated as participants by the Board, including the Named Executive Officers. The retirement benefits are paid, following termination of employment, in the form of an annuity for the joint lives of a participant and his or her spouse or, alternatively, actuarially equivalent forms of benefits, including a lump sum. Prior to January 1, 2011, the annual retirement benefit under the Retirement Plan, if paid in the form of a joint and survivor life annuity to a married participant who retires on reaching age 65 with 15 or more years of service, was equal to 67% of the participant’s highest average annual base salary and annual cash bonus over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. On December 13, 2010, pursuant to authority delegated by the Board, the Compensation Committee amended the Retirement Plan, effective January 1, 2011, by eliminating the inclusion of annual cash bonuses earned for years subsequent to 2010 in the computation of benefits. As amended, the annual retirement benefit would be the greater of (i) the retirement benefit accrued by the participant at December 31, 2010, based upon eligibility for vesting and years of service credited at such date, pursuant to the benefit formula in effect at December 31, 2010, or (ii) a full service retirement benefit, if paid in the form of a joint and survivor annuity to a married participant who retires on reaching age 65 with 15 or more years of service, equal to 67% of the participant’s highest average annual base salary over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. The retirement benefit payable to a participant who retires on reaching age 65 with more than five but fewer than 15 years of service will equal the amount produced by the formula set forth in clause (b) of the preceding sentence multiplied by a fraction the numerator of which is the number of the participant’s years of service and the denominator of which is 15, or, if greater, the retirement benefit accrued at December 31, 2010.

For some participants the retirement benefit produced under the formula described above is reduced by the actuarial equivalent of earlier benefit payments. For purposes of the formula, base salary is the amount that would be included in the salary column of the Summary Compensation Table for the relevant years. For computations involving years when annual cash bonuses are included in the formula for determining the amount of the retirement benefit, the cash bonus is the amount of the cash bonus earned under the 2005 MIP or predecessor plan or any other annual incentive bonus plan or discretionary annual award that would be included in either the Bonus or Non-Equity Incentive Plan Compensation column of the Summary Compensation Table as earned in respect of the relevant years. The Retirement Plan’s benefit formula contains a factor which will reduce a married participant’s benefit payments to the extent that a participant is older than his or her spouse.

If a participant becomes totally disabled prior to retirement, then for the period of total disability the participant is treated as earning annual base salary in an amount which is equal to his or her annual base salary at the time of disability, with such base salary amount adjusted annually for inflation. Further, a participant’s period of disability will be treated as continued employment for all purposes under the Retirement Plan, including for purposes of determining his or her years of service.

A participant who has terminated employment may start to receive benefits under the Retirement Plan as early as age 55, but the benefit payable at that time will be reduced to reflect the commencement of benefit payments prior to Normal Retirement Age, which is defined as age 65 with 15 years of service. A participant who terminated employment with us after reaching age 55 and completing at least 20 years of service, or after reaching age 60 and completing at least 10 years of service, will have a smaller reduction (a reduction equal to 3% of his or her accrued benefit) than a participant who terminated employment prior to reaching such age or completing such number of years of service (a reduction equal to 6% of his or her accrued benefit), and therefore has a subsidized early retirement benefit. The benefit payable to a participant who retires after Normal Retirement Age is increased to the greater of (i) the benefit taking into account additional years of service, salary increases and (for years prior to 2011) bonuses paid through the actual date of retirement or (ii) the benefit that is actuarially equivalent to the lump sum that would have been payable at Normal Retirement Age, such lump sum increased with interest to reflect the passage of time since Normal Retirement Age. For all purposes of the Retirement Plan, a participant’s years of service are the number of years, including a fraction thereof, included in the period which starts on the date he or she becomes a participant, and which ends on the date his or her employment with us terminates.

As of December 31, 2012, Mr. Hicks was age 56 and had 10 years of credited service, thus he could have retired and begun to receive a retirement benefit as of that date. As of December 31, 2012, Messrs. Gorham, Dalrymple and Borrelli were under age 55, thus none of them would have been eligible to receive a subsidized early retirement benefit if he had retired as of that date. If Messrs. Brandon, Gorham, Dalrymple and Borrelli had retired on December 31, 2012, the present value of their retirement benefits assuming commencement at their earliest retirement dates and reflecting their benefit elections under Section 409A of the Code would have been $1,564,798 for Mr. Gorham, $927,684 for Mr. Dalrymple, and $638,214 for Mr. Borrelli. Mr. Brandon would not have been entitled to any retirement benefit if he had retired as of December 31, 2012 because he would not have had five years of service.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Weston M. Hicks	$—	$185,938	$134,569	$(2,697)	$1,742,543
Joseph P. Brandon	$—	$117,045	$1,002	$(1,888)	$116,159
Christopher K. Dalrymple	$—	$67,063	$36,086	$(973)	$528,984
Roger B. Gorham	$—	$82,500	$20,551	$(1,197)	$703,797
Jerry G. Borrelli	$—	$58,375	$72,969	$(846)	$1,647,675	(3)

(1)	Such amounts are included as a component of “All Other Compensation” for 2012 set forth in the Summary Compensation Table on page 50 and discussed in Note (5) to the Summary Compensation Table.

(2)	Amounts represent interest earned on amounts credited to savings benefit accounts during 2012. Such amounts are not included in the Summary Compensation Table on page 50 as these amounts are not considered to be above-market interest.

(3)	Of this amount, $983,828 consists of compensation earned by Mr. Borrelli that he elected to defer and $663,847 consists of contributions made by Alleghany to the savings benefit account of Mr. Borrelli.

Alleghany’s Deferred Compensation Plan, which was established in January 1982 and amended in January 2011, provides for unfunded deferred compensation arrangements for Alleghany officers and certain other employees. The following descriptions of “Savings Benefit Provisions” and “Compensation Deferral Provisions” of the Deferred Compensation Plan generally apply to amounts that were earned and vested under the Deferred Compensation Plan after December 31, 2004. Amounts earned and vested before January 1, 2005, or the “Pre-409A Benefits,” are subject to less stringent requirements concerning the time of payment of benefits under the Deferred Compensation Plan, but the substantive provisions that apply to the Pre-409A Benefits are generally the same as described below.

Savings Benefit Provisions

All officers, including the Named Executive Officers, are eligible to participate in the Deferred Compensation Plan on the date of election or appointment as an officer of Alleghany.

Under the Deferred Compensation Plan, we credit a book reserve account in an amount equal to 3.75% of the base annual salary, excluding bonuses, commissions and severance pay, of each officer who is a participant at any time during such calendar quarter, resulting in an annual credit of 15% of a participant’s base annual salary, referred to as the “Savings Benefit Credit.” Each participant may elect to have those amounts either credited with interest at the prime rate (the “Prime Rate Alternative”), treated as though invested in common stock (the “Common Stock Alternative”), or increased or decreased by an amount proportionate to the growth or decline of Alleghany stockholders’ equity per share (the “Stockholders’ Equity Alternative”). In general, payment of these amounts is made or commences on the date elected by the participant, which may not be later than 12 months following termination of employment, either in a lump sum or in installments as elected by the participant.

If a participant chooses the Prime Rate Alternative, that interest is computed from the date the Savings Benefit Credit is credited until the date that the amount is distributed to the participant or the date that the participant elects the Common Stock Alternative or the Stockholders’ Equity Alternative. The “prime rate” for purposes of the Deferred Compensation Plan means the rate of interest announced by JPMorgan Chase Bank as its prime rate at the close of the last business day of each month, which rate is deemed to remain in effect through the last business day of the next month.

Amounts treated as invested in common stock reflect the investment experience which the account would have had if the amounts had been invested, without commissions or other transaction expenses, and held in whole or fractional shares of common stock during the deferral period. These amounts are adjusted as appropriate to reflect cash and stock dividends, stock splits, and other similar distributions or transactions which, from time to time, occur with respect to common stock. Dividends and other distributions are automatically credited at their cash value or the fair market value of any non-cash dividend or other distribution and are deemed to purchase common stock on the date of payment thereof. Common stock is deemed acquired, and is valued for purposes of payout or transfer, at a price per share equal to the mean between the high and low prices thereof on the applicable date on the New York Stock Exchange Consolidated Tape. A participant’s ability to elect to have his or her Savings Benefit Credit amounts treated as invested (or not invested) in our common stock is subject to compliance with applicable securities laws.

With respect to 2012, Mr. Hicks elected the Stockholders’ Equity Alternative to apply to his Savings Benefit Credit; Messrs. Brandon and Gorham elected to have the Prime Rate Alternative apply to their Savings Benefit Credit; Mr. Dalrymple elected to have the Stockholders’ Equity Alternative apply to 50% of his Savings Benefit Credit and to have the Prime Rate Alternative apply to 50% of his Savings Benefit Credit; and Mr. Borrelli elected to have the Stockholders’ Equity Alternative apply to 25% of his Savings Benefit Credit and to have the Prime Rate Alternative apply to 75% of his Savings Benefit.

Compensation Deferral Provisions

The Deferred Compensation Plan provides that participants may elect to defer all or part of their base salary and annual incentive compensation each year other than compensation that would be paid in the form of common stock. Thus, currently, no long-term incentive compensation payable pursuant to the 2002 LTIP, 2007 LTIP or 2012 LTIP may be deferred under the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan are credited with interest at the prime rate, unless a participant elects the Common Stock Alternative or the Stockholders’ Equity Alternative. A participant’s decision to have deferred amounts treated as invested (or not invested) in common stock is also subject to compliance with applicable securities laws.

PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table below provides information regarding the amounts that Messrs. Hicks, Brandon, Dalrymple, Gorham and Borrelli would be eligible to receive upon any termination of employment by Alleghany other than for “Cause,” if such termination of employment occurred on December 31, 2012:

	Severance under Employment Agreement(1)	Payments under Restricted Stock Award Agreements(2)	Payments under Restricted Stock Unit Matching Grant Award (3)	Acceleration of Payment of Awards under 2002 and 2007 LTIP (4)	Acceleration of Payment of Awards under 2010 MIP (5)	Retirement Plan(6)	Deferred Compensation Plan(7)	Post- Retirement Medical Plan(8)	Total
Weston M. Hicks	$1,000,000	$9,930,024	—	$9,359,149	$2,062,500	$7,441,178	$1,742,543	$317,974	$31,853,368
Joseph P. Brandon	$1,000,000	—	$381,644	$3,091,696	$1,200,000	—	$116,159	—	$5,789,499
Christopher K. Dalrymple	—	—	—	$1,037,596	$438,750	$927,684	$528,984	—	$2,933,014
Roger B. Gorham	—	$1,361,036	—	$2,936,773	$536,250	$1,564,798	$703,797	—	$7,102,654
Jerry G. Borrelli	—	—	—	$988,467	$234,000	$638,214	$1,647,675	—	$3,508,356

(1)	These amounts would be paid by Alleghany upon termination other than for Cause, death or Total Disability (as such terms are defined in the respective employment agreements) in the form of continued payments of base salary in accordance with our normal payroll and procedures.

(2)	Reflects award amounts payable to Mr. Hicks under his 2004 restricted stock agreement and to Mr. Gorham under his 2004 restricted stock agreement if Messrs. Hicks or Gorham were terminated other than for Cause or Total Disability (as such terms are defined in such agreements) based on the elapsed portion of the award period prior to termination and the performance goal of average annual compound growth in Stockholders’ Equity Per Share through the date of termination having been satisfied as of December 31, 2012. The terms of these agreements are described on pages 56 and 59. These amounts were paid to Mr. Hicks and Mr. Gorham in February 2013 upon the vesting of their respective 2004 restricted stock awards.

(3)	Reflects award amount payable to Mr. Brandon under his restricted stock unit matching grant award agreement if Mr. Brandon was terminated without Cause or by reason of his death or Total Disability (as such terms are defined in such matching agreement). The terms of this restricted stock unit matching agreement are described on page 58.

(4)	Reflects payment of all outstanding LTIP awards, including amounts paid in February 2013 for the award period ending December 31, 2012, based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination, in accordance with the terms of the awards.

(5)	Reflects annual incentive earned in respect of 2012 under the 2010 MIP. These amounts, earned in respect of 2012 performance, were paid to the Named Executive Officers in February 2013 as reported in the Summary Compensation Table on page 50 and as described on pages 42 through 44.

(6)	Reflects payment of vested pension benefits, computed as of December 31, 2012, under the Retirement Plan to Messrs. Hicks, Dalrymple, Gorham and Borrelli. Mr. Brandon was not vested in the Retirement Plan as of December 31, 2012. The determination of these pension benefits is described in more detail on pages 62 through 64. This amount does not include retiree life insurance death benefit, equal to the highest annual salary of a participant prior to the date of retirement, payable to Messrs. Hicks, Dalrymple, Gorham and Borrelli. Mr. Brandon was not vested in such retiree life insurance death benefit as of December 31, 2012.

(7)	Reflects the aggregate vested account balance at December 31, 2012 of each Named Executive Officer’s savings benefit (consisting of Alleghany contributions and interest earned thereon) under the Deferred Compensation Plan.

(8)	Reflects accumulated accrued benefit under our Post-Retirement Medical Plan for Mr. Hicks. Messrs. Brandon, Dalrymple, Gorham and Borrelli were not eligible to receive benefits under this plan at such date. Under the Post-Retirement Medical Plan, Alleghany would pay two-thirds of coverage premium and the Named Executive Officer would pay one-third of the coverage premium. Alleghany may terminate the Post-Retirement Medical Plan at any time.

Certain of our Named Executive Officers would be entitled to payments in the event of the termination of their employment. These payments, other than those that do not discriminate in scope, terms or operation in favor of the Named Executive Officers and that are generally available to all salaried employees, are described below.

Pursuant to their employment agreements with Alleghany, each of Mr. Hicks and Mr. Brandon would be entitled to receive continued payments of his base salary until such payments aggregate $1.0 million on a gross basis, payable in accordance with our normal payroll and procedures, following termination of his employment other than for Cause or in the event of his death or Total Disability. As described in more detail on pages 56 and 59, the restricted stock award agreements with Messrs. Hicks and Gorham provide for pro rata payments in the event of termination of employment other than termination for Cause or Total Disability, if certain performance conditions have been met. As described in more detail on page 58, the restricted stock unit matching grant award agreement with Mr. Brandon provides for a pro rata payment in the event of the termination of employment without Cause or termination of employment by reason of Mr. Brandon’s death or Total Disability. In February 2013, Mr. Gorham and Alleghany entered into a letter agreement which provides for continued payments to Mr. Gorham of his base salary until such payments aggregate $1.2 million on a gross basis, payable in accordance with our normal payroll and procedures, following termination of his employment other than for Cause or in the event of his death or Total Disability. The foregoing agreements generally define “Cause” to mean conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board, as well as the President in Messrs. Brandon and Gorham’s cases, after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of their duties. “Total Disability” in the foregoing agreements generally is defined to mean inability to discharge duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

Mr. Brandon received 11,137 fully-vested, non-forfeitable shares of restricted common stock awarded to him under the 2007 LTIP pursuant to a success shares award agreement. These shares are subject to restrictions upon transfer until the earliest to occur of (i) March 6, 2015, (ii) Mr. Brandon’s termination of employment for any reason or (iii) a merger approved by the Board effectuated by a tender offer or other major corporate transaction approved by the Board with respect to Alleghany’s common stock.

Other than the foregoing, there are no individual arrangements that would provide payments to our Named Executive Officers upon termination other than for cause or in the event of death or disability. We do not have any arrangements with our Named Executive Officers that would provide for payments upon a change of control of Alleghany or upon a change of control and subsequent termination of employment, although Mr. Brandon’s restricted stock unit matching agreement does provide that his holding requirement for JPB Owned Shares will lapse upon a change of control.

A number of the plans described in this proxy statement have provisions that may result in payments upon termination of employment under certain circumstances as described below. Awards under our 2002 LTIP, 2007 LTIP and 2012 LTIP provide for the pro rata payment of outstanding awards in the event of the termination of employment prior to the end of the award period. With respect to awards under the 2002 LTIP, 2007 LTIP and 2012 LTIP, the pro rata payment would be based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination, as determined by the Compensation Committee.

Our 2010 MIP also provides that, in the event of a participant’s death or disability prior to the end of the award period for an outstanding award, the participant (or in the event of the participant’s death, the participant’s beneficiary) shall receive such portion of the award, if any, as determined by the Compensation Committee in its sole discretion. If the employment of a participant who has received a non-qualifying award is otherwise terminated during an award period, the Compensation Committee, in its sole discretion, may determine that the participant shall be entitled to receive all or any part of the outstanding award payable to such participant. If the employment of a participant who has received a qualifying award is otherwise terminated during an award period, the participant shall not be entitled to receive any payment for such award unless the performance goals applicable to such award are achieved and certified by the Compensation Committee, in which case the Compensation Committee, in its sole discretion, may determine that the participant shall be entitled to receive all or any part of the qualifying award that would be payable to the participant upon the achievement of those performance goals.

Additional payments upon any termination of employment would be made under our Retirement Plan and Executive Retiree Health Plan, or “Post-Retirement Medical Plan,” as long as the employee is eligible to receive benefits under the Retirement Plan at the time of the termination of employment. Our Deferred Compensation Plan also provides for payments of a participant’s vested savings benefit in the event of any termination of employment in the form previously elected by a participant subject to the provisions of Section 409A of the Code, as applicable, or if no election has been made, in a lump sum. A termination of employment will not cause an enhanced payment or other benefit to be made under the Deferred Compensation Plan. Information with respect to the Retirement Plan is set forth on pages 62 through 64, and information with respect to the Deferred Compensation Plan is set forth on pages 65 through 67.

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing stockholders with the opportunity to cast an advisory vote on the 2012 compensation we paid to the executive officers who are named in the Summary Compensation Table on page 50. For 2012, Weston M. Hicks, Joseph P. Brandon, Christopher K. Dalrymple, Roger B. Gorham and Jerry G. Borrelli are our “Named Executive Officers.”

At our Annual Meeting of Stockholders in April 2012, we conducted an advisory vote on the 2011 compensation of our executive officers named in the Summary Compensation Table included in the proxy statement for our 2012 Annual Meeting of Stockholders and approximately 90% of the votes cast on such proposal were voted in favor of the proposal.

Please read the Compensation Discussion and Analysis and Compensation Matters beginning on page 32 of this proxy statement as well as the Summary Compensation Table and other related compensation tables, notes and narrative appearing on pages 50 through 71 of this proxy statement, which provide detailed information on the compensation of our Named Executive Officers.

The Compensation Committee and the Board believe that Alleghany’s 2012 executive compensation program was designed appropriately and assured that management’s interests were aligned with the interests of Alleghany stockholders. Accordingly, we are asking our stockholders to vote in favor of the following advisory resolution at the 2013 Annual Meeting:

RESOLVED, that the stockholders of Alleghany Corporation (“Alleghany”) approve, on an advisory basis, the compensation of Alleghany’s named executive officers as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K in the Compensation Discussion and Analysis and Compensation Matters, the Summary Compensation Table, and the related compensation tables, notes and narrative set forth in the proxy statement for Alleghany’s 2013 Annual Meeting of Stockholders.

Although this advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board, the Board and the Compensation Committee will review and consider the voting results when making future decisions about our executive compensation program. Abstentions and broker non-votes (see “Information About Voting”) will not be counted in evaluating the results of the vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

ALL OTHER MATTERS THAT MAY COME BEFORE THE 2013 ANNUAL MEETING

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the 2013 Annual Meeting other than that referred to above. As to other business, if any, that may come before the 2013 Annual Meeting, shares represented by proxy will be voted in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER NOMINATIONS AND PROPOSALS

Alleghany’s By-Laws, which are available on Alleghany’s website at www.alleghany.com, require that Alleghany be furnished with written notice with respect to:

•	the nomination of a person for election as a director, other than a person nominated by or at the direction of the Board, and

•	the submission of a proposal, other than a proposal submitted by or at the direction of the Board, at a meeting of stockholders.

In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to Alleghany generally not less than 30 days prior to the meeting. A copy of the applicable By-Law provisions may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices.

In accordance with the rules of the SEC, any proposal of a stockholder intended to be presented at Alleghany’s 2014 Annual Meeting of Stockholders must be received by the Secretary of Alleghany by November 16, 2013 in order for the proposal to be considered for inclusion in Alleghany’s notice of meeting, proxy statement and proxy relating to the 2014 Annual Meeting, scheduled for Friday, April 25, 2014.

SHARED ADDRESS STOCKHOLDERS

In accordance with a notice sent to eligible stockholders who share a single address, we are sending only one annual report to stockholders and one proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record wishes to receive a separate annual report to stockholders and proxy statement in the future, a separate copy may be obtained, without charge, upon written or oral request to the office of the Secretary, Alleghany Corporation, 7 Times Square Tower, New York, New York, 10036, telephone number (212) 752-1356. Eligible stockholders of record who receive multiple copies of our annual report to stockholders and proxy statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker, or other nominee can request householding by contacting the nominee. We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to stockholders and proxy statement to a stockholder at a shared address to which a single copy of the document was delivered.

ADDITIONAL INFORMATION

At any time prior to their being voted, proxies are revocable by written notice to the Secretary of Alleghany or by appearance at the 2013 Annual Meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Alleghany’s common stock on the record date must be present in person or represented by proxy for the transaction of business at the 2013 Annual Meeting.

Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Alleghany will bear the expenses in connection with the solicitation of proxies. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of common stock held of record by such persons, at Alleghany’s expense. Alleghany has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, and for its services Alleghany expects to pay fees of approximately $9,500 plus expenses.

By order of the Board of Directors,

CHRISTOPHER K. DALRYMPLE
Senior Vice President, General Counsel and Secretary

March 15, 2013

ALLEGHANY CORPORATION

Electronic Voting Instructions
You can vote by Internet or telephone Available 24 hours a day, 7 days a week
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDT, on April 26, 2013.

Vote by Internet
• Go to www.envisionreports.com/YAL
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA,
US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Vote on Directors

1.	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.												+
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	1a - Stephen P. Bradley	☐	☐	☐	1b - Karen Brenner	☐	☐	☐	1c - Thomas S. Johnson	☐	☐	☐
		For	Against	Abstain
	1d - James F. Will	☐	☐	☐

	Vote on Proposals									For	Against	Abstain

2.

Ratification of Independent Registered Public Accounting Firm — The Board of Directors recommends a vote FOR the following proposal. Ratification of Ernst & Young LLP as Alleghany Corporation’s independent registered public accounting firm for the year 2013.

										☐	☐	☐
										For	Against	Abstain
3.	Say-on-Pay — The Board of Directors recommends a vote FOR the following proposal. Advisory vote to approve the executive compensation of Alleghany Corporation.									☐	☐	☐
B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important Notice Regarding Internet Availability of Proxy Materials for the Alleghany Corporation 2013 Annual Meeting of Stockholders to be Held on April 26, 2013

Our proxy materials relating to our Annual Meeting (Notice of Meeting, Proxy Statement, Proxy and 2012 Annual Report to Stockholders on Form 10-K) are also available on the Internet. Please go to www.envisionreports.com/YAL to view and obtain proxy materials online.

For comments and/or address changes, please send an email to info2@alleghany.com or call 1.888.752.1356.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ALLEGHANY CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 26, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jefferson W. Kirby, Weston M. Hicks and Christopher K. Dalrymple proxies, each with the power to appoint his substitute and with authority in each to act in absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at the Penn Club of New York City, 30 West 44th Street, New York, New York, on Friday, April 26, 2013 at 10:00 a.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.